Exhibit 10.2
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is dated August 4, 2011, by and between ASTEC INDUSTRIES, INC., a Tennessee corporation, or its permitted assignee ("Buyer"), and BLUE TEE CORP., a Delaware corporation ("Seller").

RECITALS

Seller desires to sell, and Buyer desires to purchase, substantially all of the assets  used in Seller's GEFCO and STECO divisions for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE

1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

"Accounts Receivable" — (a) all trade accounts receivable and other rights to payment from customers of the Divisions and the full benefit of all security for such accounts or rights to payment (including without limitation, the rights under any letters of credit relating to such accounts or rights to payment), including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Divisions, (b) all other accounts or notes receivable of Seller attributable to the Divisions and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"Active Employees" — as defined in Section 9.1.

"Affiliate" — means any Person controlling, controlled by or under common control with another Person.

"Asset Adjustments" — as defined in Section 2.8(b).

"Assets" — as defined in Section 2.1.

"Assignment and Assumption Agreement" — as defined in Section 2.7(a)(ii).

"Assumed Liabilities" — as defined in Section 2.4(a).

"Bill of Sale" — as defined in Section 2.7(a)(i).

"Breach" — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in this

Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"Buyer" — as defined in the first paragraph of this Agreement.

"Buyer Group" — as defined in Section 5.1.

"Buyer Indemnified Persons" — as defined in Section 10.2.

"Buyer's Closing Documents" — as defined in Section 4.2.

"Buyer's Notice" — as defined in Section 5.8(c).

"Cascade A/R"— Seller's Account Receivable from Cascade Drilling described in Schedule 2.2(g).

"Cash Price" — as defined in Section 2.8(a).

"China Tech A/R"— Seller’s Account Receivable from China Tech described in Schedule 2.2(g).

"Closing" — as defined in Section 2.6.

"Closing Cash Payment" — as defined in Section 2.3(c).

"Closing Date" — the date on which the Closing actually takes place.

"Code" — the Internal Revenue Code of 1986.

"Competing Business" — as defined in Section 9.11(a).

"Consent" — any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions"— all of the transactions contemplated by this Agreement.

"Contract" — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

"Copyrights" — as defined in Section 3.24(a)(iii).

"Damages" — as defined in Section 10.2.

"Deposit" — as defined in Section 2.3(a).

"Designated Expiry Date" — as defined in Section 2.3(e).

"Devices" — as defined in Section 3.25.

"Disclosure Schedules" — the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"Dispute Notice" — as defined in Section 10.8.

"Disputed Amount" — as defined in Section 10.8.

"Divisions" --- the GEFCO Division and the STECO Division of Seller, and their respective assets, operations and businesses.

"Effective Time" —  12:01 a.m. Eastern Standard Time on October 1, 2011.

"Employee Plans" — as defined in Section 3.15(a).

"Encumbrance" — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first refusal or other restriction.

"Environment" — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities" — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law or otherwise relating to any condition relating to the Environment.

"Environmental Law" — any Legal Requirement that relates to the Environment,  Hazardous Materials, Hazardous Activities or Releases, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, and all analogous state and local laws.

"ERISA" — the Employee Retirement Income Security Act of 1974.

"Exchange Act" — the Securities Exchange Act of 1934.

"Excluded Assets" — as defined in Section 2.2.

"Facilities" — any real property currently or formerly owned, leased or operated by Seller for use by the Divisions.

"Final Adjustment Calculation" — as defined in Section 2.8(c).

"Final 9/30 Balance Sheets" — as defined in Section 2.8(c).

"Final Order" — as defined in Section 10.8.

"4/30 Balance Sheets" — as defined in Section 3.3.

"GAAP" — generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.3 were prepared.

"GEFCO Division" — a division of Seller's business (also known as the George E. Failing Company) based in Enid, Oklahoma and engaged in the design and manufacture of portable drilling rigs and related equipment.

"GEFCO Used Equipment" — identified in the Worksheet as Used Equipment.

"Governing Documents" — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (d) any amendment or supplement to any of the foregoing.

"Governmental Authorization" — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" — any nation, state, county, city, town, borough, village, district or other jurisdiction, and any individual body or entity, whether governmental or quasi-governmental, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

"Hazardous Activity" — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Material.

"Hazardous Material" — any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"Hired Active Employees" — as defined in Section 9.1(b).

"Improvements" — all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

"Indemnified Person" — as defined in Section 10.9(a).

"Indemnifying Person" — as defined in Section 10.9(a).

"Independent Accountants"  — as defined in Section 2.8(d).

"Intellectual Property Assets" — as defined in Section 3.24(a).

"Inventories" — all inventories of the Divisions, wherever located, including all finished goods, work in process, raw materials, spare parts, used equipment, and all other materials and supplies to be used or consumed in the production of finished goods by the Divisions.

"IRS" — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Joint Agreement" — as defined in Section 10.8.

"Knowledge" — a Person will be deemed to have Knowledge of a particular fact or other matter if such Person or any past or present director, officer or managerial employee of that Person (or, to the extent referring to the Knowledge of Seller, a present director, officer or managerial employee of the Divisions) is actually aware or should have been aware of that fact or matter or could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

"Land" — all parcels and tracts of land used in the operations of the Divisions  in which Seller has a fee simple ownership interest.

"Lease" — any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and which relates to the Divisions, and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement" — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Letter of Credit" — as defined in Section 2.3(e).

"Liability" — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Marks" — as defined in Section 3.24(a)(i).

"Material Consents" — as defined in Section 6.3.

"Net Names" — as defined in Section 3.24.

"Non-Disputed Amount" — as defined in Section 10.8.

"Notice of Claim" — as defined in Section 10.8.

"Occupational Safety and Health Law" — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

"Order" — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business" — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same or similar  line of business as such Person.

"Patents" — as defined in Section 3.24(a)(ii).

"Permitted Encumbrances" — as defined in Section 3.8.

"Permitted Non-Real Estate Encumbrances" — as defined in Section 3.8(b).

"Permitted Real Estate Encumbrances" — as defined in Section 3.8(a).

"Person" — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

 "Physical Inventory" — as defined in Section 5.1(b).

"Post-Closing Claim" — as defined in Section 10.8.

"Preliminary 9/30 Balance Sheets" — as defined in Section 2.3(c).

"Proceeding" — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" — as defined in Section 2.3.

"Real Estate Encumbrances" — as defined in Section 3.8(a).

"Real Property" — the Land and Improvements and all appurtenances thereto.

"Real Property Lease" — any Lease of real property to which Seller is a party with respect to the Divisions.

"Record" — information that is inscribed on a tangible medium or that is stored in an electronic, paper or other medium and is retrievable in perceivable form.

"Recorded Documents" — as defined in Section 5.8(a).

"Release" — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action" — all actions required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative" — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Restricted Material Contracts" — as defined in Section 2.9.

"Retained Liabilities" — as defined in Section 2.4(b).

"Seller" — as defined in the first paragraph of this Agreement.

"Seller's Closing Documents" — as defined in Section 3.2.

"Seller Contract" — any Contract relating to the Divisions (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

"Shareholders" — any and all shareholders of Seller or of any employee stock ownership plan that owns or controls Seller.

"Software" — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

"STECO Division" — a division of Seller's business based in Enid, Oklahoma and engaged in the design and manufacture of dump and transfer trailers.

"STECO Used Trailers" — certain used trailers to be retained by Seller, as identified on the Worksheet.

"Subsidiary" — with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Owner or one or more of its Subsidiaries.

"Survey" — as defined in Section 5.8(a).

"Tangible Personal Property" — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller and used in the operation of the Divisions (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax" — any income, gross receipts, license, payroll, employment, excise, severance, property, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty or additional amount thereon imposed, assessed or collected under the authority of any Governmental Body.

"Tax Return" — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Payment” — as defined in Section 8.2.

"Testing Period" — as defined in Section 3.25.

"Third Party" — a Person that is not a party to this Agreement.

"Third-Party Claim" — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release" — a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Title Commitment" — as defined in Section 5.8.

"Title Company" — Guarantee Abstract Co., 217 West Broadway, Enid, Oklahoma 73701.

"Title Objection" — as defined in Section 5.8.

"Trade Secrets" — as defined in Section 3.24.

"12/31/2010 Balance Sheets" — as defined in Section 3.3.

"Worksheet" — as defined in Section 2.8(a).

1.2 Usage.

(a)           Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(iii)           "hereunder," "hereof," "hereto,"  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(iv)           "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(v)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. SALE AND TRANSFER OF ASSETS; CLOSING

2.1 Assets To Be Sold.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer  and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title  and interest in and to all of the property and assets of the Divisions, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a)           all Real Property, including the Real Property described in Schedules 3.6  and 3.7;

(b)           all Tangible Personal Property, including those items described in Schedule 2.1(b);

(c)           all Inventories (except as specifically described in Section 2.2);

(d)           all Accounts Receivable;

(e)           all Seller Contracts, including those listed in Schedule 3.19(a), and all outstanding offers or solicitations made by or to Seller to enter into any Seller Contract;

(f)           all Governmental Authorizations related to the operations of the Divisions and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.16(b);

(g)           all data and Records related to the operations of the Divisions, including client and customer lists and Records, supplier lists and Records, prospective customer lists, pricing information, referral sources, research and development reports  and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records;

(h)           all of the intangible rights and property of Seller related to the operations of the Divisions, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.24(d), (e), (f) and (h);

(i)           all insurance benefits, to the extent transferrable, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(j)           all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(j); and

(k)           all rights of Seller related to the operations of the Divisions relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(b).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)           all cash, cash equivalents and short-term investments;

(b)           those rights relating to deposits and prepaid expenses and claims for refunds  and rights to offset in respect thereof listed in Schedule 2.2(b);

(c)           all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i) and (j));

(d)           all of the Seller Contracts listed in Schedule 2.2(d);

(e)           all claims for refund of Taxes and other governmental charges of whatever nature;

(f)           obsolete inventory as identified by Buyer and the STECO Used Trailers as described further in Schedule 2.2(f);

(g)           the Cascade A/R and the China Tech A/R as described further in Schedule 2.2(g);

(h)           all property and assets of Seller expressly designated in Schedule 2.2(h);

(i)           all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement;

(j)           all personnel records and other records that Seller is required by law to retain in is possession;

(k)           all Inventories relative to the STECO Division’s Scrapper Container Loader (provided, however, that Buyer will perform warranty work on behalf of Seller with respect to such Inventories at Seller's expense, although Buyer assumes no liability with respect to such Inventories); and

(l)           all sold concrete pumps repossessed by Seller.

2.3 Deposit; Closing Cash Payment; Consideration.

(a)           Deposit.  Within two (2) business days after the execution of this Agreement by both parties, Buyer shall deposit $5,000,000 with the Title Company (the

"Deposit") to be held in a segregated non-interest bearing account with a financial institution acceptable to Buyer.  At Closing, Buyer shall instruct the Deposit to be disbursed to Seller in which event it shall be applied to the Closing Cash Payment.  If this Agreement is terminated for any reason, the Deposit shall be immediately returned to Buyer, less the Termination Amount, if any, that is payable pursuant to Section 8.2.  All interest earned on the Deposit shall be paid to Seller if Closing occurs.

(b)           Consideration.  The consideration for the Assets (the "Purchase Price") will be (a) the payment of the Cash Price (as defined in Section 2.8(a)) and (b) the assumption of the Assumed Liabilities.  At Closing, Buyer shall pay the Closing Cash Payment (determined under Section 2.3(c)) to Seller in accordance with Section 2.3(d).  Subsequent to Closing, the Cash Price will be determined and a final settlement made by the parties in accordance with Section 2.8.

(c)           Determination of Closing Cash Payment.  The "Closing Cash Payment" is defined as an amount equal to (i) the book value of the Assets of the Divisions (as set forth on the Preliminary 9/30 Balance Sheets) exclusive of the Excluded Assets, plus or minus (ii) Buyer's updated Asset Adjustments to be computed using the methodology described in Section 2.8, plus (iii) $1,750,000, less (iv) the amount of the Assumed Liabilities (based on the aggregate, estimated amount of the liabilities of the Divisions set forth on the Preliminary 9/30 Balance Sheets that have been expressly assumed by Buyer).  To enable the Closing Cash Payment to be accurately calculated, Seller shall prepare preliminary balance sheets as of September 30, 2011 for both Divisions (the "Preliminary 9/30 Balance Sheets") using the same accounting principles and practices as used in the preparation of the 4/30 Balance Sheets; provided, however that the Preliminary 9/30 Balance Sheets shall take into account the Physical Inventory.  The Preliminary 9/30 Balance Sheets shall fairly represent the status of the Divisions, and shall accurately reflect all transactions of which Seller has Knowledge with respect to the Divisions.  The Preliminary 9/30 Balance Sheets shall be provided to and approved by Buyer as early as possible prior to the Closing Date.

(d)           Payment of Closing Cash Payment.  Subject to the fulfillment of all closing conditions contained in this Agreement, at the Closing, the following disbursements of the Closing Cash Payment shall be made:

(i)           the Deposit shall be paid by the Title Company to Seller by wire transfer (to an account specified by Seller) pursuant to Buyer's direction; and

(ii)           an amount equal to (A) the Closing Cash Payment less (B) the Deposit, shall be  paid by Buyer to Seller by wire transfer (to an account specified by Seller).

(e)           Letter of Credit.  At the Closing, Seller shall deliver to Buyer an irrevocable standby letter of credit expiring on September 30, 2013 (the "Letter of Credit").  The expiry date of the Letter of Credit may be referred to herein as such Letter of Credit's "Designated Expiry Date."  The amount of the Letter of Credit shall be One Million Dollars ($1,000,000).  Promptly upon the expiration of the Letter of Credit on the Designated Expiry Date, Buyer shall return such Letter of Credit to Seller, subject to Section 10.8 .  The Letter of Credit shall be issued by Bank of America, N.A., or another financial institution selected by

Seller that is satisfactory to Buyer, in its reasonable discretion.  The Letter of Credit shall serve as security for any claims which Buyer may have against Seller arising under Section 10.2 and 10.3.  The Letter of Credit shall not serve as the source or sole remedy available to Buyer with respect to a Breach or a claim for indemnification.  If the Letter of Credit is insufficient to pay for a particular claim of Buyer, Buyer, subject to the limitations described in Article 10, to the extent applicable, may seek recourse against Seller in addition to claiming against the Letter of Credit.  The Buyer shall not draw on the Letter of Credit unless the provisions of Section 10.8 have been followed.

2.4 Liabilities.

(a)           Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of the Divisions (the "Assumed Liabilities"):

(i)           any trade account payable reflected on the Final 9/30 Balance Sheets (other than a trade account payable to any Shareholder or Affiliate of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Effective Time;

(ii)           any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Effective Time reflected on Seller's books (other than any Liability arising out of or relating to a Breach or any product liability claim arising out of products manufactured or sold by the Divisions prior to the Effective Time);

(iii)           any Liability to Seller's customers under written warranty agreements in the forms disclosed in Schedule 2.4(a)(iv) given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iv)           any Liability arising after the Effective Time under the Seller Contracts described in Schedule 3.19(a) (other than any Liability arising under the Seller Contracts described on Schedule 2.2(d) or arising out of or relating to a Breach that occurred prior to the Effective Time);

(v)           any Liability of Seller arising after the Effective Time under any Seller Contracts included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(vi)           any Liability of Seller described in Schedule 2.4(a)(vi).

(b)           Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)           any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time, including any product liability claim other than to the extent assumed by Buyer under Section 2.4(a)(ii), (iii) or (iv);

(ii)           any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)           any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)           any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto that is not assumed by Buyer;

(v)           any Environmental, Health and Safety Liabilities incurred during the operation of Seller's business  prior to the Effective Time or Seller's leasing, ownership or operation of real property;

(vi)           any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

(vii)           any Liability under any employment, severance, retention or termination agreement with any employee of Seller;

(viii)           any Liability arising out of or relating to any employee grievance arising before the Effective Time or while the employee was employed by the Divisions, whether or not the affected employees are hired by Buyer;

(ix)           any Liability of Seller to any Shareholder or Affiliate of Seller or any Shareholder;

(x)           any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi)           any Liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)           any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii)           any Liability arising out of any Proceeding commenced after the Effective Time  and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv)           any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)           any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi)           any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time;

(xvii)           any Liability of Seller described in Schedule 2.4(b)(xvii); and

(xviii)           except as provided in Section 5.1(c), any Liability under those certain letters of credit identified in the attachment to Schedule 2.4(b)(xviii).

2.5 Allocation.

Upon the delivery of the Final 9/30 Balance Sheets to Seller, the parties shall negotiate in good faith with respect to an allocation of the purchase price.  If the parties agree upon such an allocation, each of them shall make consistent use of it in all filings, declarations and reports with the IRS, including the reports required to be filed under Section 1060 of the Code.  If the parties are unable to reach an agreement as to the allocation, they may use their own allocation with respect to such filings, declarations and reports, provided that such allocation is reasonably determined and is consistently used.

2.6 Closing.

The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Guarantee Abstract Co. at 217 West Broadway, Enid, Oklahoma 73701, commencing at 10:00 a.m. (local time) on October 5, 2011 unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 8.

2.7 Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Seller Deliverables.  Seller shall deliver to Buyer:

(i)           a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale") executed by Seller;

(ii)           an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment  and Assumption Agreement") executed by Seller;

(iii)           for each interest in Real Property identified on Schedule 3.6(a), a recordable general warranty deed and for all Real Property Leases, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iii);

(iv)           assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iv) executed by Seller;

(v)           such other deeds, bills of sale, assignments, certificates of title, documents  and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)           a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement  and as of the Closing in accordance with Section 6.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2;

(vii)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transaction; and

(viii)           the Letter of Credit.

(b)           Buyer Deliverables.  Buyer shall deliver to Seller:

(i)           the Closing Cash Payment payable pursuant to the provisions of Section 2.3(d);

(ii)           the Assignment and Assumption Agreement executed by Buyer;

(iii)           a certificate executed by Buyer as to the accuracy of its representations  and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(iv)           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer  and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8 Determination Of Cash Price.

(a)           Cash Price.  The "Cash Price" is defined as an amount equal to (i) the book value of the Assets of the Divisions (as set forth on the Final 9/30 Balance Sheets) exclusive of the Excluded Assets, less (ii) the Asset Adjustments (as determined in accordance with the Final Adjustments Calculation), plus (iii) $1,750,000, less (iv) the amount of the Assumed Liabilities (based on the aggregate amount of the liabilities of the Divisions set forth on the Final 9/30 Balance Sheets that have been expressly assumed by Buyer).  All of the components of the Cash Price shall be determined in accordance with the same methodology used in calculating such amounts in the worksheet titled "Net Assets and Adjustments" which is attached hereto as Exhibit 2.8(a) (the "Worksheet").

                       (b)           Asset Adjustments.  The "Asset Adjustments" is defined as an amount equal to the sum of (i) the Cascade A/R (if not written off prior to 9/30), (ii) the China Tech A/R, (iii) the book value of the STECO Used Trailers, (iv) the Obsolescence and Excess Reserve according to Astec SOP (as calculated pursuant to Section 2.8(f)), (v) Used Equipment over LCM (50% net cost), (vi) net book value of 1986 used equipment not depreciated (equal to $392,000), (vii) Hauf "Assembly Line" asset impairment (equal to $261,000), and (viii) Non-Inventory Jobs in WIP, if any.  The Asset Adjustments shall be determined prior to the Closing in order to compute the Closing Cash Payment, and again as set forth in subsection 2.8(c) in order to compute the Cash Price.  The amount of the adjustment for "Non-Inventory Jobs in WIP" shall be reasonably determined by Buyer and Seller prior to Closing.

                       (c)           Final 9/30 Balance Sheets and Final Adjustments Calculation.  Subsequent to Closing, Buyer shall prepare (i) final balance sheets of the Divisions as of the Effective Time (the "Final 9/30 Balance Sheets") which shall be prepared using the same basis and applying substantially the same accounting principles, policies and practices that were used in preparing the 4/30 Balance Sheets; provided, however, that the Final 9/30 Balance Sheets must be in accordance with GAAP; and (ii) a calculation of the Asset Adjustments as of the Effective Time (the "Final Adjustments Calculation").  Buyer shall provide a copy of the Final 9/30 Balance Sheets and the Final Adjustments Calculation to Seller on or before December 1, 2011.  If Seller has not given Buyer written notice of its objection to the Final 9/30 Balance Sheets and the Final Adjustments Calculation within thirty (30) days after the receipt thereof, they shall be binding and conclusive on the parties and shall be used in computing the Cash Price.  The preparation of the Final 9/30 Balance Sheets shall include an evaluation of the accrued warranty liability of the Divisions which shall be subject to adjustment pursuant to GAAP.

                       (d)           Resolution of Objections.  If Seller duly gives Buyer notice of objection to the Final 9/30 Balance Sheets and the Final Adjustments Calculation, and Seller and Buyer fail to resolve the issues outstanding with respect to such objections within thirty (30) days of Buyer's receipt thereof, Seller and Buyer shall submit the issues remaining in dispute to a nationally recognized accounting firm (the "Independent Accountants") for resolution in accordance with the principles, policies and practices referenced in Section 2.8(c) above. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Cash Price; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(e)           Determination of Purchase Price and Final Settlement.  Upon the final resolution of the Final 9/30 Balance Sheets and the Final Adjustments Calculation, the Cash Price shall be determined based on the numbers set forth therein and in accordance with Exhibit 2.8(a). Within fifteen (15) business days of the determination of the Cash Price: (i) if the Cash Price is greater than the Closing Cash Payment, Buyer shall remit the difference to Seller by wire transfer of immediately available funds, and (ii) if the Cash Price is less than the Closing Cash Payment, Seller shall remit the difference to Buyer by wire transfer of immediately available funds.

(f)           O and E Adjustment.  As illustrated on the Worksheet prepared by Buyer, the inventory adjustment for Obsolescence & Excess Reserve to Astec SOP (the "O and E Adjustment") as of April 30, 2011 was $2,339,000.  This number was calculated using an erroneous formula.  $2,339,000 constituted the amount by which the reserves (calculated using the erroneous formula) exceeded the reserves on the books.  As of June 30, 2011 the formula was corrected.  Although the projected cash purchase price on the Worksheet for April 30, 2011  was overstated and would have been lower if the O and E Adjustment had been properly calculated by Buyer, the parties have agreed to equally share in any difference in the O and E Adjustment.  Accordingly, the reserve shall be calculated on the Preliminary 9/30 Balance Sheets and the Final 9/30 Balance Sheets utilizing both the formula used as of April 30, 2011 (the "April Formula") and the formula used as of June 30, 2011 (the "June Formula").  The difference between the two calculations at September 30, 2011 will be multiplied by 50% and added to the September 30, 2011 reserve calculated using the April Formula (the resulting number shall be the "Adjusted Reserve").  The amount of reserves on the books as of September 30, 2011 shall be subtracted from the Adjusted Reserve and the difference shall constitute the O and E Adjustment required to comply with the Astec SOP.  This O and E Adjustment will be used to calculate the Closing Cash Payment and the final Cash Price and shall be included on the Worksheet in the column "Obsolescence & Excess Reserve to Astec SOP" for September 30, 2011.  The April Formula and the June Formula used to calculate the Adjusted Reserve will not be subject to any modifications in the Astec SOP subsequent to June 30, 2011.

2.9 Consents.

(a)           Material Consents.  If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (the "Restricted Material Contracts"), Buyer may waive the closing conditions as to any such Material Consent and either:

(i)           elect to have Seller continue its efforts to obtain the Material Consents; or

(ii)           elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

(b)           Efforts to Obtain Material Consents.  If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use best efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer.

2.10 Pumpstar.

The Assets include certain drawings, intellectual property and other rights related to an inactive product line known as Pumpstar, Inc.  Notwithstanding anything contained in Section 3, Seller makes no representation or warranty regarding Pumpstar, Inc., its business, operations, assets or liabilities, including any drawings, intellectual property and other rights specifically related to Pumpstar, Inc.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization And Good Standing.

(a)           Organization.  Schedule 3.1(a) contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation as the result of the operations of the Divisions. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the operation of the Division  requires such qualification.

(b)           Governing Documents.  Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 3.1(b).

3.2 Enforceability; Authority; No Conflict.

(a)           Enforceability; Authority.  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of each agreement, deed or instrument to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary corporate action by Seller.

(b)           No Conflict.  Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)           Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject;

(iii)           violate any of the terms or requirements of, or give any Governmental Body the right to terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or the Divisions;

(iv)           cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)           Breach any provision of, or give any Person the right to accelerate the maturity or performance of, or payment under, or to terminate or modify, any Seller Contract; or

(vi)           result in the creation of any Encumbrance upon the Assets.

(c)           No Consent.  Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements.

Seller has delivered to Buyer: (a) unaudited balance sheets of the Divisions as of December 31, 2010 (the "12/31/2010 Balance Sheets"), and the related unaudited statements of income for the fiscal year then ended; and (b) unaudited balance sheets of the Divisions as of  April 30, 2011, (the "4/30 Balance Sheets") and the related unaudited statement[s] of income for the  four  (4)  months  then  ended. Such  financial  statements  fairly  present (and  the   financial

statements delivered pursuant to Section 5.6 will fairly and accurately present) the financial condition and the results of operations, changes in equity and cash flows of the Divisions as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except that such financial statements do not contain GAAP mandated footnotes). The financial statements referred to in this Section 3.3 and delivered pursuant to Section 5.6 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller and the Divisions.

3.4 Books and Records.

The books of account and other financial Records of the Divisions, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.5 Sufficiency of Assets.

Except as set forth in Schedule 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the businesses of the Divisions in the manner presently operated by Seller and (b) include all of the operating assets of the Divisions.

3.6 Description of Owned Real Property.

Schedule 3.6 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a fee simple ownership interest that related to the operations of, or are used in the businesses of, the Divisions.

3.7 Description of Leased Real Property.

Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all Real Property in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.8 Title to Assets; Encumbrances.

(a)           Real Property.  Seller owns marketable title, as defined by the Oklahoma Title Examination Standards promulgated by the Oklahoma Bar Association, to all Real Property in which it has a fee simple ownership interest, free and clear of any Encumbrances, other than:

(i)           liens for Taxes for the current tax year which are not yet due and payable; and

(ii)           those described in Schedule 3.8(a) ("Real Estate Encumbrances").

Seller warrants to Buyer that, at the time of Closing, the Real Property shall be free and clear of all Real Estate Encumbrances other than those identified on Schedule 3.8(a) as acceptable to Buyer ("Permitted Real Estate Encumbrances").

(b)           Personal Property.  Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.8(b) ("Non-Real Estate Encumbrances"). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.8(b) as acceptable to Buyer ("Permitted Non-Real Estate Encumbrances" and, together with the Permitted Real Estate Encumbrances, "Permitted Encumbrances").

3.9 Condition of Facilities.

(a)           Real Property.  Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b)           Personal Property.  Except for fully depreciated Assets, each item of Tangible Personal Property other than the GEFCO Used Equipment is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. Except for fully depreciated Assets, no item of Tangible Personal Property other than the GEFCO Used Equipment is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as set forth in Schedule 3.9(b), all Tangible Personal Property used in Seller's business is in the possession of Seller.

3.10 Accounts Receivable.

Except for the Cascade A/R and the China Tech A/R, all Accounts Receivable that are reflected on the 4/30 Balance Sheets or on the accounting Records of the Divisions as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Divisions in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, and other than the Cascade A/R and the China Tech A/R, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Preliminary 9/30 Balance Sheets (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of such Accounts Receivable (other than the Cascade A/R and the China Tech A/R) either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the 4/30 Balance Sheets, which list sets forth the aging of each such Account Receivable.

3.11 Inventories.

Except for Inventories described in Section 2.8 as Asset Adjustments and listed as such in the Worksheet, all items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business except for obsolete items and items of below-standard quality, all of which have been written off, reserved or written down to net realizable value in the Balance Sheets or the 4/30 Balance Sheets or on the accounting Records of Seller as of the Closing Date, as the case may be. Except as provided on Schedule 3.11, Seller is not in possession of any inventory not owned by Seller, including goods already sold. Except for Inventories described in Section 2.8 as Asset Adjustments and listed as such in the Worksheet, all of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were manufactured or purchased after the date of the 12/31/2010 Balance Sheets or the 4/30 Balance Sheets were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. Except for Inventories described in Section 2.8 as Asset Adjustments and listed as such in the Worksheet, the quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Divisions. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.12 No Undisclosed Liabilities.

Except as set forth in Schedule 3.12, Seller has no Liability with respect to the Divisions except for Liabilities reflected or reserved against in the 12/31/2010 Balance Sheets or the 4/30 Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the date of the 4/30 Balance Sheets.

3.13 Tax Returns/Contests.

(a)           Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the 12/31/2010 Balance Sheets and the 4/30 Balance Sheets.

(b)           Ad Valorem Taxes. All  ad valorem Taxes for the year 2010 and prior years shall be fully paid by the Seller.  The Seller and the Buyer shall prorate ad valorem Taxes to the Date of Closing based upon the Taxes levied on the Real Property and personal property for the preceding year.  Thereafter the Buyer shall be solely liable for the payment of all Taxes.

3.14 No Material Adverse Change.

Since the date of the 12/31/2010 Balance Sheets, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Divisions, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.15 Employee Benefits.

(a)           Employee Plans.  Set forth in Schedule 3.15(a) is a complete and correct list of all "employee benefit plans" (as defined by Section 3(3) of ERISA) related to Divisions, all specified fringe benefit plans (as defined in Section 6039D of the Code), and all other retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) that (i) is maintained or contributed to by Seller or has been maintained or contributed to in the last six (6) years by Seller with respect to the Divisions, or with respect to which Seller has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer or employee of Seller who worked for the Divisions, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Schedule 3.15(a) identifies as such any Employee Plan that is (w) a "Defined Benefit Plan" (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a "Multiemployer Plan" (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

(b)            Proceedings.  There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.

(c)           Workers' Compensation.  Seller has maintained workers' compensation coverage as required by applicable state law.

(d)           Former Employees.  Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees or former employees of the Divisions, or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(e)           Representations.  No written or oral representations have been made to any employee or former employee of the Divisions promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of the Divisions concerning the employee benefits of Buyer.

3.16 Compliance With Legal Requirements; Governmental Authorizations.

(a)           Compliance.  Except as set forth in Schedule 3.16(a):

(i)           Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Divisions or the ownership or use of any of the Assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement applicable to the Divisions or the Assets or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature applicable to the Divisions or the Assets; and

(iii)           Seller has not received, at any time since January 1, 2008, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement with respect to the Divisions or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Divisions.

(b)           Governmental Authorizations.  Schedule 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller in connection with the operation of the Divisions or that otherwise relates to the Divisions or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.16(b) is valid and in full force and effect. Except as set forth in Schedule 3.16(b), Seller is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.16(b). The Governmental Authorizations listed in Schedule 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the businesses of the Divisions in the manner in which it currently conducts and operates such businesses and to permit Seller to own and use the assets of the Divisions in the manner in which it currently owns and uses such assets.

3.17 Legal Proceedings; Orders.

(a)           Legal Proceedings.  Except as set forth in Schedule 3.17(a), there is no pending or, to Seller's Knowledge, threatened Proceeding:

(i)           by or against Seller relating to the Divisions or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller relating to the Divisions; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.17(a). There are no Proceedings listed or required to be listed in Schedule 3.17(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b)           Orders.  Except as set forth in Schedule 3.17(b):

(i)           there is no Order to which Seller or any of the Assets is subject that relates to the Divisions; and

(ii)           to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Division.

3.18 Absence of Certain Changes and Events.

Except as set forth in Schedule 3.18, since the date of the 12/31/2010 Balance Sheets, Seller has conducted the businesses of the Divisions its business only in the Ordinary Course of Business and there has not been any:

(a)           payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any officer or employee of the Division or entry into any employment, severance or similar Contract with any officer or employee of the Division;

(b)           adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c)           damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d)           sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(e)           indication by any customer or supplier of the Divisions of an intention to discontinue or change the terms of its relationship with Seller; or

(f)           material change in the accounting methods used by Seller in connection with the Divisions.

3.19 Contracts; No Defaults.

(a)           Contracts.  Schedule 3.19(a) contains an accurate and complete list of each Seller Contract and all amendments and modifications thereto as of June 30, 2011, and shall be updated as of the Effective Date.  Schedule 3.19(a) sets forth a list of such Contracts, including the parties to the Contracts and the date of such Contracts, where applicable.

(b)           No Defaults.  Except as set forth in Schedule 3.19(b):

(i)           each Contract identified or required to be identified in Schedule 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)           each Contract identified or required to be identified in Schedule 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person except as otherwise provided in this Agreement;

(iii)           Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(iv)           To the knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all has been, in full compliance with all applicable terms and requirements of such Contract; and

(v)           Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

3.20 Insurance.

(a)           Insurance Generally.  Seller has delivered to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) that relate to the Divisions or the Assets to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2006, a list of which is included in Schedule 3.20(a);

(b)           Loss Experience.  Schedule 3.20(b) sets forth the loss runs, by year, for the current policy year and each of the five (5) preceding policy years.

(c)           Real Property.  Except as otherwise provided herein, Seller assumes all risk of loss to the Real Property until the Closing Date unless Buyer shall take possession of the Real Property prior to closing, in which event the risk of loss shall be assumed by Buyer at the time of taking possession.

3.21 Environmental Matters.

Except as disclosed in Schedule 3.21:

(a)           Legal Compliance.  Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law applicable to the Divisions. Seller has no basis to expect, nor has Seller or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           Claims.  There are no pending or, to the Knowledge of Seller, threatened claims, or other restrictions of any nature arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) used in the operation of the Divisions in which Seller has or had an interest.

(c)           Notices.  Seller has not received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) used in the operation of the Divisions in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller in the operation of the Divisions, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           Liabilities.  Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) used in the operation of the Divisions in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)           Hazardous Materials.  There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, neither Seller nor any other Person for whose conduct it is responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any

Facility or any other property or assets (whether real, personal or mixed) used in the operation of the Divisions in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f)           Releases.  There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset used in the operations of the Divisions (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g)           Tests.  Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.22 Employees.

Schedule 3.22 contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller with respect to the Divisions, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

3.23 Employment; Compliance; Disclosure.

(a)           Employment Compliance.  Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, labor unions, the payment of social security and similar Taxes and occupational safety and health in the operations of the Divisions. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           Employment Disclosures.  Except as disclosed in Schedule 3.23(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the Divisions; (ii) since December 31, 2005, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process with respect to the Divisions; (iii) to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute with respect to the Divisions; (iv) there is no pending or, to Seller's Knowledge, threatened against or affecting Seller any

Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body with respect to the Divisions, and there is no organizational activity or other labor dispute against or affecting the Divisions or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon the business of the Divisions; (vii) there is no lockout of any employees of the Divisions, and no such action is contemplated by Seller; and (viii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body with respect to the Divisions.

3.24 Intellectual Property Assets.

(a)           Intellectual Property Assets.  The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller used in the operations or businesses of the Divisions in which Seller has a proprietary interest, including:

(i)           GEFCO, STECO, King Oil Tools, George E. Failing Co., Speedstar, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

(ii)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

(iii)           all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv)           all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

(v)           all rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").

(b)           Royalties and Contracts.  Schedule 3.24(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller in connection with the Divisions, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.  Seller has the valid right and license to use all Software used in the operations of the Divisions.

(c)           Sufficiency.  Except as set forth in Schedule 3.24(c), the Intellectual Property Assets are all those necessary for the operation of the business of the Divisions as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.24(c).

(d)           Patents.

(i)           Schedule 3.24(d) contains a complete and accurate list and summary description of all Patents.

(ii)           All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)           No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv)           Except as set forth in Schedule 3.24(d), (A) no Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)           All products made, used or sold under the Patents have been marked with the proper patent notice.

(e)           Trademarks.

(i)           Schedule 3.24(e) contains a complete and accurate list and summary description of all Marks.

(ii)           Except as set forth in Schedule 3.24(e), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)           No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks.

(iv)           To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v)           No Mark is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi)           All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)           Copyrights.

(i)           Schedule 3.24(f) contains a complete and accurate list and summary description of all Copyrights.

(ii)           All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii)           No Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iv)           All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           Trade Secrets.

(i)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(iii)           Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)           Net Names.

(i)           Schedule 3.24(h) contains a complete and accurate list and summary description of all Net Names.

(ii)           All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(iii)           No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any Net Name.

(iv)           To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)           No Net Name is infringed or, to Seller's Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.25 Brokers or Finders.

Except as set forth in Schedule 3.25, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.

3.26 Disclosure.

(a)           Disclosure.  No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Knowledge of Material, Adverse Matters.  Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Divisions that has not been set forth in this Agreement or the Disclosure Schedule.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now conducted.

4.2 Authority; No Conflict.

(a)           Enforceability and Authority.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and

each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           No Conflict.  Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)           any provision of Buyer's Governing Documents;

(ii)           any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)           any Legal Requirement or Order to which Buyer may be subject; or

(iv)           any Contract to which Buyer is a party or by which Buyer may be bound.

(c)           No Consents.  Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders.

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

5. COVENANTS OF SELLER PRIOR TO CLOSING

5.1 Access and Investigation; Physical Inventory (8/30/2011).

(a)           Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to the Divisions' personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request relative to the Divisions; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request relative to the Divisions; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition of the Divisions. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

 (b)           Physical Inventory (8/30/2011).  Seller and Buyer shall cooperate in good faith in conducting a physical inventory (or other agreed procedures) of all Inventories of the Divisions as of August 31, 2011 (the "Physical Inventory").  Items of Inventory that have been written off or reserved in full will not be subject to the Physical Inventory.  The results of the Physical Inventory shall be reflected in the preparation of the Preliminary 9/30 Balance Sheets.  All information with respect to the Physical Inventory shall be made available to both parties.

(c)           Warranty Accrual and Letters of Credit.   Buyer shall have no liability for, and does not assume, the obligations of  Seller under the letters of credit set forth on Schedule 2.4(b)(xviii) except to the extent of the accrued warranty amounts set forth on the books of the Divisions specifically allocated for customer orders related to such letters of credit as determined pursuant to Section 2.8.

5.2 Operation of the Business of Seller.

Between the date of this Agreement and the Closing, Seller shall:

(a)           conduct the businesses of the Divisions only in the Ordinary Course of Business;

(b)           except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its best efforts to keep available the services of the officers, employees and agents of the Divisions and maintain its relations and good will with the Divisions' suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Divisions;

(c)           permit Buyer to meet with all employees of the Divisions to discuss the terms of employment that will be applicable subsequent to the Closing;

(d)           otherwise report periodically to Buyer concerning the status of its business, operations and finances of the Divisions;

(e)           make no material changes in management personnel of the Divisions without prior consultation with Buyer;

(f)           maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the businesses of the Divisions;

(g)           keep in full force and effect, without amendment, all material rights relating to the businesses of the Divisions;

(h)           comply with all Legal Requirements and contractual obligations applicable to the operations of the businesses of the Divisions;

(i)           continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.20(a) or substantially equivalent policies;

(j)           except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

(k)           cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the businesses of the Divisions from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(l)           upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(m)           maintain all books and Records of Seller relating to the businesses of the Divisions in the Ordinary Course of Business; and

(n)           confer with Buyer prior to implementing operational decisions of a material nature with respect to the Divisions;

5.3 Negative Covenant.

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization relating to the Divisions; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Divisions or the Assumed Liabilities.

5.4 Notification.

Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement. Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5.

5.5 No Negotiation.

Until such time as this Agreement shall be terminated pursuant to Section 8.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination or acquisition involving the Divisions. Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

5.6 Monthly Financial Statements.

Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the Divisions' financial statements for such month prepared in a manner and containing information consistent with Seller's current practices.

5.7 Payment of Liabilities.

Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of the Liabilities and obligations attributable to the Divisions not assumed by Buyer. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

5.8 Current Evidence of Title.

(a)           Title, Survey and Searches.  As soon as is reasonably possible, and in no event later than thirty (30) business days after the date of this Agreement, Seller shall furnish to Buyer, at Seller's expense, for each parcel, tract or subdivided land lot of Real Property:

(i)           from the Title Company:

(A)           a title commitment issued by the Title Company to insure title to all Real Property in an amount satisfactory to Buyer, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Company shall agree to issue an ALTA 2006 form owner's policy of title insurance (each a "Title Commitment"); and

(B)           complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the "Recorded Documents");

(ii)           a survey of the Real Property made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Company that:

(A)           such survey was made (1) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey; and

(B)           such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a "Survey");

(iii)           complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Seller is incorporated, and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of Intangible Personal Property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

(b)           Commitment Requirements.  Each Title Commitment shall include the Title Company's requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c)           Title Objections.  If any of the following shall occur (collectively, a "Title Objection"):

(i)           any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

(ii)           any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that render title unmarketable pursuant to the Oklahoma Title Examination Standards promulgated by the Oklahoma Bar Association or that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein; or

(iii)           any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein;

then Buyer shall notify Seller in writing ("Buyer's Notice") of such matters within twenty (20) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

(d)           Cure.  On or prior to the later of (i) the Closing Date, or (ii) thirty (30) days following Seller's receipt of Buyer's written notification of title objections pursuant to Section 5.8(c), supra, which thirty (30) day period may extend the Closing Date, Seller shall use its best efforts to cure each Title Objection and take all steps required by the Title Company to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

(e)           Damages.  Nothing herein waives Buyer's right to claim a breach of Section 3.8(a) or to claim a right to indemnification as provided in Section 10.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1 Accuracy of Representations.

All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all  respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, after giving effect to any supplement to the Disclosure Schedule reflecting matters occurring between the signing of this Agreement and the Closing that do not constitute a Breach.

6.2 Seller's Performance.

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

6.3 Consents.

Each of the Consents identified in Exhibit 6.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

6.4 Additional Documents.

Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           an opinion of Kavanagh Maloney & Osnato LLP, dated the Closing Date, in the form of Exhibit 6.4(a);

(b)           The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller's incorporation;

(c)           If requested by Buyer, any Consents or other instruments that may be required to permit Buyer's qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name

"GEFCO," "STECO," "George E. Failing Company," "Speedstar" or "King Oil Tools" or any derivative thereof;

(d)           Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(e)           Certificates dated as of a date not earlier than the tenth (10th) business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a); and

(f)           Such other documents as Buyer may reasonably request for the purpose of:

(g)           evidencing the accuracy of any of Seller's representations and warranties;

(h)           evidencing the performance or compliance by Seller with any covenant or obligation required to be performed or complied with by Seller;

(i)           evidencing the satisfaction of any condition referred to in this Article 6; or

(j)           otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.5 No Proceedings.

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

6.6 No Conflict.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

6.7 Title Insurance.

Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.8 dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.8, attaching all endorsements required by Buyer in order to ensure provision of all coverage required pursuant to Section 5.8 and otherwise in form satisfactory to Buyer insuring Buyer's interest in each parcel of Real Property or interest therein to the extent required by Section 5.8.

6.8 Governmental Authorizations.

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Divisions from and after the Closing.

6.9 Environmental Report.

Buyer shall have received an environmental site assessment report with respect to Seller's Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

6.10 WARN Act Notice Periods and Employees.

(a)           Seller shall have provided proper notice to its employees under the WARN Act and all requisite notice periods under the WARN Act shall have expired.

 (b)           Those key employees of Seller identified on Exhibit 6.10, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

(c)           Substantially all other employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date; provided, however, that Buyer shall have no obligation to hire any such employees.

6.11 Ancillary Agreements.

The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 6.11 hereto.

6.12 Due Diligence.

Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigations pertaining to the Assets, the Assumed Liabilities and the Divisions.

7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

7.1 Accuracy of Representations.

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

7.2 Buyer's Performance.

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

7.3 Additional Documents.

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Shareholders:

(a)           an opinion of Chambliss, Bahner & Stophel, P.C., dated the Closing Date, in the form of Exhibit 7.3; and

(b)           such other documents as Seller may reasonably request for the purpose of

(i)           evidencing the accuracy of any representation or warranty of Buyer,

(ii)           evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

(iii)           evidencing the satisfaction of any condition referred to in this Article 7.

7.4 No Injunction.

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8. TERMINATION

8.1 Termination Events.

By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a)           by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b)           by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c)           by Buyer if any condition in Article 6 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)           by Seller if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)           by mutual consent of Buyer and Seller;

(f)           by Buyer if the Closing has not occurred on or before October 31, 2011, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g)           by Seller if the Closing has not occurred on or before October 31, 2011, or such later date as the parties may agree upon, unless the Seller are in material Breach of this Agreement.

8.2 Effect of Termination.

(a)           Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  Upon any termination of this Agreement, the full Deposit (less any Termination Payment) shall be immediately refunded to Buyer.

(b)           In consideration of Seller’s agreement under Section 5.5 not to negotiate with any other Person prior to the termination of this Agreement, if this Agreement is terminated (i) by Seller as the result of Buyer’s Breach or (ii) by Buyer for any reason other than (A) a Breach by Seller of any representation, warranty or covenant contained herein or (B) the occurrence of any event (other than general economic conditions or conditions related specifically to the Buyer’s business) or the discovery of any condition (including with respect to title, environmental, employment or other matters relative to the Divisions) that would reasonably be expected to have a material, adverse effect on the Assets or the business of the Divisions, then Seller shall be entitled to receive $250,000 of the Deposit (the “Termination Payment”) as its sole remedy and as liquidated damages, the parties acknowledging that actual damages would be unascertainable.  If this Agreement terminates and the parties do not agree as to whether the Seller is entitled to the Termination Payment or the Buyer is entitled to the return of the full Deposit, the parties shall negotiate in good faith in order to reach an agreement.  If they are unable to do so within thirty (30) days after such a termination, at the request of either of them, the Title Company shall file an interpleader action and deposit the Termination Payment with the District Court of Garfield County, State of Oklahoma, which court shall determine whether the Termination Payment is payable to Seller or to Buyer.  In addition to making such determination, the court shall award to the prevailing party its reasonable attorneys’ fees and court costs if the court determines that the losing party contested the matter in bad faith.  The Title Company shall execute a separate letter agreeing to be bound by this Agreement with respect to the disposition of the Deposit and the Termination Payment.  In no event shall the Title Company disburse the Termination Payment to Seller or Buyer without the written consent of both parties.

(c)           If this Agreement is terminated for any reason pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and Article 11 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, then the terminating party's right to pursue all legal remedies will survive such termination unimpaired, subject to Section 8.2 (b) of this Agreement..

9. ADDITIONAL COVENANTS

9.1 Employees and Employee Benefits.

(a)           Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller at one of the Divisions, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)           Employment of Active Employees by Buyer.

(i)           Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.  Any decision as to whether to make an offer to, or to hire, any Active Employee shall be made by Buyer in its sole discretion.

(ii)           Neither Seller nor its Affiliate shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

(iii)           It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.  Between the date of this Agreement and the Closing Date, Seller shall not communicate or represent to any Active Employee or any bargaining representative that Buyer will, or is obligated to, continue the same terms and conditions of employment that currently exist.

(c)           Salaries and Benefits.

(i)           Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii)           Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)           No Transfer of Assets. Seller will not make any transfer of pension or other employee benefit plan assets to Buyer.

(e)           Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, retirement and other benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume  and does not assume any collective bargaining agreements to which Seller or any of the Divisions may be a party. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(f)           General Employee Provisions.

(i)           Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 9.1.

(ii)           Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 9.1.

(iii)           If any of the arrangements described in this Section 9.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)           Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

9.2 Payment of All Taxes Resulting From Sale of Assets By Seller.

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

9.3 Payment of Other Retained Liabilities.

In addition to payment of Taxes pursuant to Section 9.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

9.4 Restrictions on Seller Dissolution and Distributions.

Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) thirty (30) days after the completion of all adjustment procedures contemplated by Section 2.8; or (b) Seller's payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 9.2 and 9.3.

9.5 Removing Excluded Assets.

On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing.

9.6 Reports and Returns.

Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

9.7 Assistance in Proceedings.

Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

9.8 Customer and Other Business Relationships.

After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

9.9 Retention of and Access to Records.

After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to review and analyze the Final 9/30 Balance Sheets, the Final Adjustments Calculation and related information, prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

9.10 Further Assurances.

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.  Without limiting the foregoing, subsequent to the Effective Time, each party shall immediately remit to the other party any amounts received from any third party to which such other party is entitled.

9.11 Noncompetition, Nonsolicitation And Nondisparagement.

(a)           Noncompetition. For a period of four (4) years after the Closing Date, Seller shall not, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of designing and manufacturing portable drilling rigs and related equipment, or the design and manufacture of dump and transfer trailers ("Competing Business"), provided, however, that Seller may (i) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person engaged in a Competing Business (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, (ii) advertise and sell the Excluded Assets (including, without limitation, the inventory of the STECO Division’s Scrapper Container Loader).

(b)           Nonsolicitation. For a period of four (4) years after the Closing Date, Seller shall not, directly or indirectly:

(i)           solicit the business of any Person who is a customer of the Divisions;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Divisions to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Divisions on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)           hire, retain or attempt to hire or retain any Hired Active Employee or in any way interfere with the relationship between Buyer and any Hired Active Employee.

(c)           Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents.

(d)           Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9.11(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 9.11 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9.11 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10. INDEMNIFICATION; REMEDIES

10.1 Survival.

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 10.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

10.2 Indemnification and Reimbursement By Seller.

Seller will indemnify and hold harmless Buyer, and its Representatives, Affiliates, shareholders, subsidiaries and Representatives of its Affiliates (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Schedule, other than supplements reflecting matters occurring between the signing of this Agreement and the Closing that do not constitute a Breach), (ii) the certificates delivered pursuant to Section 2.7, (iii) any transfer instrument, or (iv) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)           any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(e)           any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date, other than to the extent assumed by Buyer under Sections 2.4(a)(ii), (iii) and (iv);

(f)           any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(g)           any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

(h)           any Employee Plan established or maintained by Seller; or

(i)           any Retained Liabilities.

10.3 Indemnification and Reimbursement By Seller — Environmental Matters.

In addition to the other indemnification provisions in this Article 10, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse

Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)           any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by Seller prior to the Closing Date of any of the Facilities, Assets or the business of the Divisions, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets during the ownership or operation by Seller on or prior to the Closing Date; or

(b)           any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4 Indemnification And Reimbursement By Buyer.

Buyer will indemnify and hold harmless Seller, and will reimburse Seller and its Representatives, Affiliates, shareholders, subsidiaries and Representatives of its Affiliates, for any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

(d)           any obligations of Buyer with respect to bargaining with the collective bargaining representatives of the Hired Active Employees subsequent to the Closing; or

(e)           any Assumed Liabilities.

10.5 Limitations on Amount — Seller.

Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 10.2(a) until the total of all Damages with respect to such matters exceeds $200,000.00 and then only for the amount by which such Damages exceed $200,000.00.  Except for any fraud, willful misrepresentation, intentional Breach or the Breach of the representation contained in Sections 3.8, 3.13, 3.15 and 3.21, Seller's liability for Damages shall not exceed 50% of the Purchase Price.

10.6 Limitations on Amount — Buyer.

Buyer will have no liability (for indemnification or otherwise) with respect to claims  under Section 10.4(a) until the total of all Damages with respect to such matters exceeds $200,000.00 and then only for the amount by which such Damages exceed $200,000.00.  Buyer liability for Damages shall not exceed 50% of the Purchase Price.

10.7 Time Limitations.

(a)           If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Article 9, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.8, 3.13, 3.15, or 3.21, as to which a claim may be made prior to the termination of the applicable statute of limitations), only if on or before October 1, 2013, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)           If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty (other than that set forth  in Section 4.4, as to which a claim may be made at any time), only if on or before October 1, 2013, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

10.8 Claims by Buyer Under Article 10.

Until the Letter of Credit has been exhausted or has expired, all claims by Buyer (including Third-Party Claims) for indemnification under Article 10 of this Agreement must be made against the Letter of Credit in accordance with the following procedure:

(a) Prior to making any claim against the Letter of Credit, Buyer shall give Seller a written notice ("Notice of Claim"), specifying in reasonable detail the basis of the claim (a "Post-Closing Claim") and the dollar amount of the Post-Closing Claim.  At any time during the thirty (30) days following receipt of a Notice of Claim, Seller may notify Buyer in writing that the Post-Closing Claim, or any portion thereof, is disputed by Seller (such notice being referred to as a "Dispute Notice").  Any Dispute Notice shall specify in reasonable detail the dollar amount disputed and the basis of the dispute against the Post-Closing Claim.  If Seller does not deliver a Dispute Notice to Buyer by close of business on the thirtieth (30th) day after Seller's receipt of a Notice of Claim, then Seller shall be deemed to have acknowledged the correctness of the assertion for the full amount thereof as specified in such Notice of Claim, and Buyer shall be permitted to draw on the Letter of Credit for such amount.  If Seller delivers a Dispute Notice to Buyer in which Seller disputes only a portion of the Post-Closing Claim, Seller shall specify in the Dispute Notice the amount of the Post-Closing Claim that Seller does not dispute (the "Non-Disputed Amount") and the amount of the Post-Closing Claim which Sellers disputes (the "Disputed Amount") and Buyer shall be permitted to draw on the Letter of Credit only to the extent of the Non-Disputed Amount.  All disputes that may arise with respect to a Post-Closing Claim or a right to payment under the Letter of Credit shall be settled either by (i) mutual written agreement of Buyer and Seller (each, a "Joint Agreement") or (2) by a final order, judgment or decree obtained in accordance with the provisions of Section 11.4 of this Agreement, which order, judgment or decree is not subject to appeal (each, a "Final Order").  Upon receipt of a Joint Agreement or Final Order to the effect that Buyers is entitled to all or a portion of the Disputed Amount, Buyer shall be permitted to draw on the Letter of Credit but only to the extent of all or such portion of the Disputed Amount as is deemed payable to Buyer in the Joint Agreement or Final Order.

(b)           If (i) Buyer issues a Notice of Claim with respect to the Letter of Credit less than thirty (30) days before the Designated Expiry Date or (ii) an unresolved Dispute Notice exists with respect to the Letter of Credit as of its Designated Expiry Date, Buyer and Seller shall cause the Letter of Credit to be extended until such time as the Non-Disputed portion in the applicable Notice of Claim has been paid to Buyer and any such unresolved Dispute Notice has been resolved by Joint agreement or a Final Order and full payment to Buyer has been made thereunder.  Immediately upon payment in full in accordance with the immediately preceding sentence, Seller shall have the right to cause the immediate cancellation of the extended Letter of Credit.  If the Letter of Credit has been renewed in accordance with this paragraph and the maximum possible amount payable to Buyer on account of the Notice of Claim or unresolved Dispute Notice that caused the extension is less than the remaining undrawn amount of the renewed Letter of Credit, Buyer and Seller shall cause a replacement letter of credit to be issued having a stated amount equal to the maximum amount that may be payable to Buyer (not to exceed One Million Dollars ($1,000,000), and thereupon, Buyer shall return the replaced Letter of Credit to Seller.

(c)           Following the expiration or the exhaustion of the Letter of Credit, Buyer shall make any claims for indemnification under Sections 10.2 or 10.3 by providing written notice to Seller specifying in reasonable detail the basis therefor and the amount to which it may be entitled under this Article 10, or, in the case of Third-Party Claims, by following the procedure described in Section 10.9.

10.9 Third-Party Claims.

(a)           Promptly after receipt by a Person entitled to indemnity under Section 10.2, 10.3 (to the extent provided in the last sentence of Section 10.3) or 10.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim (in accordance with the provisions of Sections 10.8, if applicable), provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party

Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)           With respect to any Third-Party Claim subject to indemnification under this Article 10, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.10 Other Claims.

A valid claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice, subject to Section 10.8.

10.11 Insurance and Tax Effect.

The obligation of the Indemnifying Person to indemnify the Indemnified Person against any Damages under this Article 10 shall:

(a)           be reduced by the amount of any insurance proceeds actually received by the Indemnified Person from third party insurers with respect to such Damages net of any increased costs or premiums incurred by the Indemnified Person as a result of such recovery or claims related thereto; and
(b)           increased or decreased, as the case may be, to take into account any reduction in the amount of Taxes actually paid in cash, any Tax detriment actually realized (including any increase in Taxes payable) by the Indemnified Person as a result of the occurrence of such Loss or the receipt of an indemnification payment.

10.12 Exclusive Remedy.

Except in the case of fraud, willful misrepresentation or intentional Breach, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to a party's Breach of its representations and warranties contained in this Agreement.  In addition to the foregoing, the parties hereto shall not be entitled to a rescission of this Agreement (or any related agreements) related to the breach of any representation, warranty, covenant or agreement contained herein.

10.13 Indemnification in Case of Strict Liability or Indemnitee Negligence.

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

11. GENERAL PROVISIONS

11.1 Expenses.

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions. Seller will pay all amounts payable to the Title Company in respect of the Title Commitments, including premiums and search fees and all transfer taxes with respect to the Assets. Each party will have one-half (1/2) of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.2 Public Announcements.

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, nor any of its Representatives shall disclose to any Person any information about the Contemplated Transactions, including the status of discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 Notices.

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller: Blue Tee Corp.
Attention: David P. Alldian
250 Park Avenue South
New York, NY 10005
Fax no.: 212-598-0896
E-mail address: dpa@bluetee.com

with a mandatory copy to: Kavanagh Maloney & Osnato LLP
Attention: John E. Osnato
415 Madison Avenue, 18th Floor
New York, NY 10017
Fax no.: 212-888-7324
E-mail address: JOsnato@kmollp.com

Buyer: Astec Industries, Inc.
Attention: F. McKamy Hall
1725 Shepherd Road
Chattanooga, Tennessee  37421
Fax no.: (423) 899-4456
E-mail address: mhall@astecindustries.com

with a mandatory copy to: Chambliss, Bahner & Stophel, P.C.
Attention: E. Stephen Jett
1000 Tallan Building, Two Union Square
Chattanooga, Tennessee 37402
Fax no.: (423) 508-1229
E-mail address: sjett@cbslawfirm.com

11.4 Jurisdiction; Service of Process.

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

11.5 Enforcement of Agreement.

Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.6 Waiver; Remedies Cumulative.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification.

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

11.8 Disclosure Schedule.

The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

11.9 Assignments, Successors and No Third-Party Rights.

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer; provided, that Buyer shall guarantee all of its obligations under this Agreement and all documents delivered by Buyer in connection therewith. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.

11.12 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Governing Law.

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

11.14 Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: ASTEC INDUSTRIES, INC. By: /s/ F. McKamy Hall Name: F. McKamy Hall Title: V.P.-Business Development	SELLER: BLUE TEE CORP. By: /s/ William M. Kelly Name: William M. Kelly Title: President & CEO

EXHIBIT 2.7(a)(i)

See attached

14711_00/1102/MT1-1172902_1

BILL OF SALE

FOR VALUE RECEIVED, BLUE TEE CORP., a Delaware corporation (“Seller”) hereby sells, bargains, conveys, assigns and transfers to GEFCO, INC., a Tennessee corporation (“Buyer”), all of Seller's right, title and interest in and to all of the Assets (as such term is defined in the Asset Purchase Agreement, dated August 4, 2011, by and between Seller and Astec Industries, Inc., (which assigned such agreement to Buyer), (the “Agreement”)), other than the Excluded Assets (as such term is defined in the Agreement), to have and hold such Assets unto Buyer, its successors and assigns forever and Seller hereby represents and warrants to Buyer that such assets are free and clear of all Encumbrances except for Permitted Encumbrances.

Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney in fact of Seller, with full power of substitution, in the name and stead of Seller (but on behalf of and for the benefit of Buyer, its successors and assigns) to demand and receive any and all of the Assets other than the Excluded Assets, to give receipts and releases for and in respect of the same or any part thereof, and to do all other acts and things in relation thereto which Buyer, its successors or assigns may reasonably deem desirable.  Seller hereby acknowledges that the foregoing powers are coupled with an interest and accordingly are irrevocable.

From time to time after the Closing Date, upon request of Buyer and without further consideration, Seller shall execute and deliver to Buyer such documents and take such action as Buyer reasonably requests to consummate more effectively the intent and purpose of this Bill of Sale and the transactions contemplated hereby.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.  The terms and provisions of this Bill of Sale shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Bill of Sale shall be governed by the laws of the State of Delaware.  This Bill of Sale is not intended to create any obligations of the parties different from those set forth in the Agreement and in the event of any conflict between the terms hereof and the Agreement, the terms of the Agreement shall control, provided that, this Bill of Sale’s exclusion of the Excluded Assets from the definition of the Assets shall not be deemed to conflict with the terms of the Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Bill of Sale has been duly executed and delivered as of the 1st day of  October, 2011.

BLUE TEE CORP.

By:/s/ David P. Alldian
Name: David P. Alldian
Title:  EVP

EXHIBIT 2.7(a)(ii)

See attached

14711_00/1102/MT1-1172902_1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 1st, 2011 (the “Agreement”), is made by and between BLUE TEE CORP., a Delaware corporation (the “Seller”) and GEFCO, INC., a Tennessee corporation (the “Buyer”).  All capitalized words and terms used in this Agreement which are not defined herein shall have the meanings ascribed to such words and terms in the Asset Purchase Agreement, dated August 4, 2011, between Seller and Astec Industries, Inc., (which assigned such agreement to Buyer) (the “APA”).

RECITALS

WHEREAS, Seller is the owner of the GEFCO and STECO divisions of Seller and the owner of certain assets and liabilities related thereto; and

WHEREAS, the APA provides for, among other things, the sale, transfer and assignment by Seller to Buyer of the Assets and the purchase, acquisition and assumption by Buyer of the Assets and the assumption by Buyer of the Assumed Liabilities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE I

TRANSFER OF THE ACQUIRED ASSETS
AND THE ASSUMED OBLIGATIONS

1.1.           Transfer of Assets.  On the date of this Agreement, Seller shall, and hereby does, irrevocably and unconditionally convey, transfer, assign and set over to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Assets existing on the date of this Agreement, wherever located.  Notwithstanding the foregoing, the Assets shall not include the Excluded Assets.

1.2           Transfer of Liabilities.  Effective as of the date of this Agreement, Buyer hereby accepts such transfer and assignment of the Assets and agrees to pay, perform, discharge and otherwise satisfy promptly when due all of the liabilities and obligations of Seller constituting the Assumed Liabilities, provided in no event shall the Assumed Liabilities be deemed to include the Retained Liabilities.

1.3           Further Assurances.  From time to time after the Closing Date, upon request of the Buyer and without further consideration, Seller shall execute and deliver to the Buyer such documents and take such action as Buyer reasonably requests to consummate more effectively the intent and purpose of the Buyer and Seller under this Agreement and the transactions contemplated hereby.

    1.4           No Other Representations and Warranties.  This Agreement is made, executed and delivered without recourse, and without representation and warranty except as set forth in, and is subject to the terms and conditions of the APA.

ARTICLE  II

MISCELLANEOUS

2.1           Governing Law.  This Agreement shall be construed under and governed by the Laws of the State of  Delaware.

2.2           Notices.  Any notice, request, demand or other communication required or permitted under this Agreement shall be given in the manner provided in Section 11.3 of the APA.

2.3 Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Seller and Buyer and their respective permitted successors and permitted assigns.

2.4           Counterparts.  This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

2.5           Headings.  The headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provisions of this Agreement.

2.6           Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

2.7.           Severability of Provisions.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

2.8           The APA Controls.  In the event of any conflict between the terms of this Agreement and the APA, the terms of the APA shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Assignment and Assumption Agreement has been duly executed and delivered as of the date first above written.

BLUE TEE CORP.

By: /s/David P. Alldian
Name: David P. Alldian
Title: EVP

GEFCO, INC.

By: /s/ F. McKamy Hall
Name:  F. McKamy Hall
Title:    V.P.

14711_00/1102/MT1-1172902_1

EXHIBIT 2.7(a)(iv)

See attached

14711_00/1102/MT1-1172902_1

ASSIGNMENT OF MARKS, PATENTS,  NET NAMES AND OTHER INTELLECTUAL PROPERTY

THIS ASSIGNMENT OF MARKS, PATENTS, NET NAMES AND OTHER INTELLECTUAL PROPERTY (this “Assignment”), made as of the _____ day of October, 2011, by BLUE TEE CORP., a Delaware corporation (which is sometimes known or does business as The George E. Failing Company) (“Assignor”), to GEFCO, INC., a Tennessee corporation (“Assignee”).

RECITALS

A.           This Assignment is made pursuant to an Asset Purchase Agreement, dated as of August 4, 2011, between Assignor and Astec Industries, Inc., (which assigned such agreement to Assignee) (the “Agreement”).  Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement.

B.           Pursuant to the Agreement, Assignor has agreed to sell to Assignee, and Assignee has agreed to buy from Assignor, the Assets, including, without limitation, the Marks, Patents, Net Names, and other Intellectual Property Assets of Assignor, including, without limitation, the Intellectual Property Assets listed on Schedule A annexed hereto.

C.           Pursuant to the Agreement, Assignor has agreed to execute such instruments as the Assignee may reasonably request in order to more effectively assign, transfer, grant, convey, assure and confirm to Assignee and its successors and assigns, or to aid and assist in the collection of or reducing to possession by the Assignee of, all of such Assets.

D.           In accordance therewith, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of Assignor's worldwide right, title and interest in, to and under Assignor’s Marks, Patents, Net Names and other Intellectual Property Assets of Assignor, including, without limitation, the Intellectual Property Assets listed on Schedule A annexed hereto and incorporated herein by reference.

AGREEMENT

NOW, THEREFORE, for and in exchange for the payment of the Purchase Price set forth in the Agreement, the receipt of which is hereby acknowledged, Assignor agrees as follows:

1.           Assignment of Intellectual Property Assets.  Assignor does hereby transfer and assign to Assignee, and Assignee hereby accepts the transfer and assignment of, all of Assignor’s worldwide right, title and interest in, to and under the Assignor’s Marks, Patents, Net Names and other Intellectual Property Assets of Assignor, including, without limitation, the Intellectual Property Assets listed on Schedule A annexed hereto, the goodwill of the business associated therewith and which is symbolized thereby, the right to seek and hold registrations for the claim of copyright in any jurisdiction providing for the same, the right to apply for and hold patents in any jurisdiction providing for the same, the right to sue for and seek remedies against past, present, and future infringements or misappropriations of any or all of the foregoing, the right of priority and protection of interests therein under the laws of any jurisdiction worldwide, any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States and in any other jurisdiction, in each case (a) to be held and enjoyed by Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made, and (b) free and clear of all Encumbrances.

2.           Further Assurances.  From time to time after the Closing Date, upon request of the Assignee and without further consideration, Assignor shall execute and deliver to Assignee such documents and take such action as Assignee reasonably requests to consummate more effectively the intent and purpose of this Assignment and the transactions contemplated hereby.

3.           Governing Law.  Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Assignor has caused its duly authorized officer to execute this Assignment as of the date first above written.

BLUE TEE CORP.

By: /s/ David P. Alldian
Name:  David P. Alldian
Title:     EVP

[SEAL]

State of Oklahoma)
)           ss.:
County of Garfield)

On this 5th day of October, 2011, before me, Jayme Walker personally appeared David P. Alldian, Executive Vice President of Blue Tee Corp., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

/s/ Jayme Walker

Notary Public  #06000465
Expires 01/11/14

14711_00/1102/MT1-1172902_1

SCHEDULE A

MARKS, PATENTS, NET NAMES

Marks: GEFCO, STECO, King Oil Tools, George E. Failing Co. and the Marks listed on Attachment 1 (see attached pdf file)

Patents:  The Patents listed on Attachment 2 (see attached pdf file)

Net Names:

www.gefco.com
www.kingoiltools.com
www.stecotrailer.com
www.stecoinc.com

14711_00/1102/MT1-1172902_1

EXHIBIT 2.8(a)

Worksheet

See attached pdf file

14711_00/1102/MT1-1172902_1

EXHIBIT 6.4(a)

Seller's Legal Opinion

See attached

14711_00/1102/MT1-1172902_1

[Letterhead of Kavanagh Maloney & Osnato LLP]
415 Madison Avenue
New Your, New York  10017
Telephone 212-207-8400
Facsimile 212-888-7324

October 1, 2011

GEFCO, Inc.
c/o Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, TN 37421

Ladies and Gentlemen:

This firm has acted as special counsel to Blue Tee Corp., a Delaware corporation (the “Seller”), in connection with the Asset Purchase Agreement entered into as of August 4, 2011 (the “Purchase Agreement”), by and between Seller and Astec Industries, Inc., a Tennessee corporation (the “Buyer”).

This opinion is delivered to you pursuant to Section 6.4(a) of the Purchase Agreement, as assignee of rights and obligations of Buyer under the Purchase Agreement.  The terms used herein which are defined in the Purchase Agreement shall, unless otherwise defined herein, have the respective meanings set forth in the Purchase Agreement.

In connection with this opinion, we have examined and relied upon executed copies of the Purchase Agreement and the Bill of Sale, the Assignment and Assumption Agreement and the Assignment of Marks, Patents,  Net Names and Other Intellectual Property (collectively, the “Ancillary Agreements”) to which Seller is a party; the Purchase Agreement and the Ancillary Agreements are collectively hereinafter referred to as the “Transaction Documents”).  We have also examined and relied upon (a) such certificates of public officials, (b) such certificates of Seller, and (c) copies of Governing Documents of Seller and such other documents, records and papers as we have deemed relevant and necessary in order to give the opinions hereinafter set forth.

As to questions of fact material to our opinions, we have relied upon certificates of public officials and certificates of Seller and of the officers and directors of Seller and upon the representations made in the Transaction Documents.

For purposes of the matters set forth herein, we have assumed: (i) the genuineness of all signatures on all documents, the legal capacity of natural persons and the legal existence of all parties other than Seller (or its Affiliates); (ii) the due organization and legal existence of all parties other than Seller; (iii) that all parties (other than Seller) have the corporate power to enter into and perform all obligations under the Transaction Documents; (iv) the due authorization by all requisite corporate action of the execution and delivery by all parties (other than Seller) to the Transaction Documents; (v) except as to Seller, the validity, binding effect and enforceability of the Transaction Documents on all parties; (vi) the authenticity of all documents submitted to us as copies and the authenticity of such originals; and (vii) the correctness and accuracy of all facts set forth in all certificates identified in this opinion, and the accuracy and completeness of all public records reviewed by us.

With your permission, we advise you that regarding documents that have been executed by parties other than Seller (or its Affiliates), we have no actual knowledge that such documents have in fact been executed by such other parties.

Insofar as this opinion relates to factual matters, information with respect to which is in the possession of Seller, we have made inquiries to the extent we believe reasonable with respect to such matters, and have relied upon representations made to us by one or more officers or employees of Seller (or its Affiliates), and nothing has come to our attention leading us to believe such information to be inaccurate.

We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of Seller, or of any other matters.  We have not, except as specifically identified herein, been retained or engaged to perform, nor have we performed, any independent review or investigation of (i) any agreements or contracts to which Seller may be a party or to which Seller or its property may be subject, or by which Seller or any of its properties may be bound or (ii) the existence of any actions, proceedings, suits or investigations before or by any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to Seller or its properties or in which Seller is a party.

Our opinion expressed in paragraph 1 below is based solely on a certificate dated September 23, 2011 of the Secretary of State of the State Delaware.

Our opinions are qualified to the extent that the agreements referred to therein may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws effecting the rights and remedies of creditors, including without limitation preference of fraudulent conveyance or transfer laws; (b) general principles of equity including without limitation the available (or lack thereof) of specific performance or other equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (c) the exercise of judicial discretion.

We express no opinion as to (a) the validity, binding effect or enforceability of any document, agreement or other writing referred to in or incorporated by reference into any of the Transaction Documents (except another of the Transaction Documents), (b) unfair competition, taxation, or labor laws, rules or regulations, (c) the Seller’s rights in, or status of title to, any property or (d) the validity, binding effect or enforceability of severability provisions.

As used herein, the phrases “to out knowledge” (or words of similar import) means the conscious awareness of information by any attorney of this firm who has had active involvement in the preparation of this opinion letter or who is primarily responsible for providing a response concerning a particular issue herein or information regarding factual matters and, in any event, any attorney of this firm who has given substantive legal attention to the representation of the Seller with respect to the matters discussed herein, without undertaking any special investigation and without searching or reviewing public records or the files of the Seller or its Affiliates.  We have not been retained or engaged to perform, nor have we performed, any independent review or investigation of the existence of any actions, proceedings, suits or investigations before or by any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to Seller.

We have not been engaged by Seller to give substantive attention to, and therefore we express no opinion with respect to any licenses, trademarks, trade names, patents, copyrights, franchises or governmental consents, approvals or authorizations which are necessary to the conduct of the Seller’s business.  We have not, except as specifically mentioned above, made any independent review or investigation of the assets, business or affairs of the Seller.

The opinions expressed herein are subject to the qualification that rights to indemnification may be limited by public policy considerations or court decisions.

We neither express nor imply any opinion regarding any internal inconsistency in the terms and provisions of the Purchase Agreement or the Ancillary Agreements.

We are members of the Bar of the State of New York; in this connection we express no opinion as to the laws of other jurisdictions other than the Federal laws of the United States and the general corporate laws of the State of Delaware.

Based on the foregoing, we are of the opinion that:

1.	Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.
Seller is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which operation of the Divisions requires such qualification.  Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and operate the Divisions and own or use the Assets.

3.
Seller has the requisite corporate power to execute and deliver the Purchase Agreement and the Ancillary Agreements to which Seller is a party and perform its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance and observance of all of the provisions thereof have been properly authorized by all necessary corporate action on the part of Seller.

4.
Seller has duly authorized, executed and delivered the Purchase Agreement and the Ancillary Agreements to which Seller is a party, and the Purchase Agreement and each of the Ancillary Agreements to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.
Except as set forth on Schedule 3.2(b) to the Purchase Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):(i) breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject;(iii) violate any of the terms or requirements of, or give any Governmental Body the right to terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or the Divisions; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;(v) Breach any provision of, or give any Person the right to accelerate the maturity or performance of, or payment under, or to terminate or modify, any Seller Contract; or (vi) result in the creation of any Encumbrance upon the Assets.

6.
Except as set forth on Schedule 3.2(c) of the Purchase Agreement,  Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Purchase Agreement or the consummation or performance of any of the Contemplated Transactions.

7.
Except as set forth in Schedule I hereto, to our knowledge, no action, suit or proceeding to which Seller is a party is pending or is overtly threatened in writing against Seller that places in question the validity or enforceability of, or seeks to enjoin the performance of, the Purchase Agreement and the Ancillary Agreements to which Seller is a party.

14711_00/1102/MT1-1172902_1

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.  This opinion is for your exclusive benefit in connection with the Purchase Agreement and the transactions contemplated thereby and may not be delivered to or relied upon by any other person, or be used or relied upon by you for any other purpose, without our prior written consent.

Very truly yours,

                         /s/ John E. Osnato
                         John E. Osnato

14711_00/1102/MT1-1172902_1

Schedule I

We note the existence of the following pending and potential proceedings.

Existing Litigation:

1. Cascade Drilling – Superior Court of Washington, King County #09-2-35097 SEA

This litigation arose from a collection claim filed by Gefco in the United States District Court for the Western District of Washington to recover the cost of replacement parts for Power Take Off unit (PTOs) used in rigs sold to a customer based in Seattle, Washington – Cascade Drilling.  Cascade counter-claimed asserting, among other things, claims based on product liability, breach of contract and warranties allegedly arising out of the defective design and manufacture and sale of PTO components.  The counter claim does not specify an amount of damages, but claims losses due to business interruption, lost anticipated profits on specific drilling contracts, and the cost of repairs.

Gefco has denied all of the counter-claims and has filed a third-party claim for indemnification against Hub City, the manufacturer of the PTO.  The case is in mid-discovery.

2.  Fastek, LLC – United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB)

Fastek initiated  this claim against Steco in an action in May 2010 in the United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB), alleging that it was the sole owner of two patents that were being infringed upon by Steco’s Scrapper Container Loader.  Damage claims are currently unspecified.  Scrapper is a trademark of Steco, whose Scrapper Container Loader is patented.  This cases is currently in claims construction and discovery.

3.  Mason Vaughn vs. Blue Tee Corp. dba George E. Failing Co. –United States District Court, Western District of Oklahoma, Case No. CIV-10-1069-L.

This is an EEOC employment discrimination action, currently completing discovery trail expected 3rd quarter 2011.

Possible Future Litigation:

1.  Hawaiian drilling contractor Richard Lopes (Relo Construction) purchased a 13-year-old rig at auction, and stored it for an additional four years.  When he attempted to start the rig up for the first time out of storage, he alleges a hose blew and started a fire, resulting in a total loss.  Contractor is claiming Gefco failed to recall a faulty design.  Contractor has apparently filed a self-prepared complaint with the Hawaiian court several months ago, but neither Seller nor the Divisions have been served with anything.

2.  Letter dated September 12, 2011 received by Steco from Coastal Recycling Services stating that Steco failed to deliver Steco trailers under invoices #7082011 and # 70822012 on a timely basis and requesting a reduction of the contract price.  Steco is in discussions with Coastal recycling Services, attempting to resolve this issue.

14711_00/1102/MT1-1172902_1

EXHIBIT 7.3(a)

Buyer's Legal Opinion

See attached

14711_00/1102/MT1-1172902_1

1000 Tallan Building Two Union Square Chattanooga, TN 37402	Chambliss Chambliss, Bahner & Stophel, P. C.	Phone (423) 756-3000 Fax (423) 265-9574 cbslawfirm.com

October 1, 2011

Blue Tee Corp.
250 Park Avenue South
New York, NY  10005

Ladies and Gentlemen:

This firm has acted as legal counsel to GEFCO, Inc., a Tennessee corporation (the "Buyer"), in connection with the Asset Purchase Agreement entered into as of August 4, 2011 (the "Purchase Agreement"), by and between Blue Tee Corp., a Delaware corporation ("Seller"), and Astec Industries, Inc., a Tennessee corporation, which assigned its rights under the Purchase Agreement to Buyer.

This opinion is delivered to you pursuant to Section 7.3(a) of the Purchase Agreement.  The terms used herein which are defined in the Purchase Agreement shall, unless otherwise defined herein, have the respective meanings set forth in the Purchase Agreement.

In connection with this opinion, we have examined and relied upon executed copies of the Purchase Agreement and the Assignment and Assumption Agreement (collectively hereinafter referred to as the "Transaction Documents").  We have also examined and relied upon (a) such certificates of public officials, (b) such certificates of Buyer, and (c) copies of Governing Documents of Buyer and such other documents, records and papers as we have deemed relevant and necessary in order to give the opinions hereinafter set forth.

As to questions of fact material to our opinions, we have relied upon certificates of public officials and certificates of Buyer and of the officers and directors of Buyer and upon the representations made in the Transaction Documents.

For purposes of the matters set forth herein, we have assumed: (i) the genuineness of all signatures on all documents, the legal capacity of natural persons and the legal existence of all parties other than Buyer (or its Affiliates); (ii) the due organization and legal existence of all parties other than Buyer; (iii) that all parties (other than Buyer) have the corporate power to enter into and perform all obligations under the Transaction Documents; (iv) the due authorization by all requisite corporate action of the execution and delivery by all parties (other than Buyer) to the Transaction Documents; (v) except as to Buyer, the validity, binding effect and enforceability of the Transaction Documents on all parties; (vi) the authenticity of all documents submitted to us as copies and the authenticity of such originals; and (vii) the correctness and accuracy of all facts set forth in all certificates identified in this opinion, and the accuracy and completeness of all public records reviewed by us.

With your permission, we advise you that regarding documents that have been executed by parties other than Buyer (or its Affiliates), we have no actual knowledge that such documents have in fact been executed by such other parties.

Insofar as this opinion relates to factual matters, information with respect to which is in the possession of Buyer, we have made inquiries to the extent we believe reasonable with respect to such matters, and have relied upon representations made to us by one or more officers or employees of Buyer (or its Affiliates), and nothing has come to our attention leading us to believe such information to be inaccurate.

We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of Buyer, or of any other matters.  We have not, except as specifically identified herein, been retained or engaged to perform, nor have we performed, any independent review or investigation of (i) any agreements or contracts to which Buyer may be a party or to which Buyer or its property may be subject, or by which Buyer or any of its properties may be bound or (ii) the existence of any actions, proceedings, suits or investigations before or by any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to Buyer or its properties or in which Buyer is a party.

Our opinion expressed in paragraph 1 below is based solely on a certificate dated September 9, 2011 of the Secretary of State of the State Tennessee.

Our opinions are qualified to the extent that the agreements referred to therein may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws effecting the rights and remedies of creditors, including without limitation preference of fraudulent conveyance or transfer laws; (b) general principles of equity including without limitation the available (or lack thereof) of specific performance or other equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (c) the exercise of judicial discretion.

We express no opinion as to (a) the validity, binding effect or enforceability of any document, agreement or other writing referred to in or incorporated by reference into any of the Transaction Documents (except another of the Transaction Documents), (b) unfair competition, securities, taxation, or labor laws, rules or regulations, (c) the Buyer's rights in, or status of title to, any property or (d) the validity, binding effect or enforceability of severability provisions.

As used herein, the phrases "to out knowledge" (or words of similar import) means the conscious awareness of information by any attorney of this firm who has had active involvement in the preparation of this opinion letter or who is primarily responsible for providing a response concerning a particular issue herein or information regarding factual matters and, in any event, any attorney of this firm who has given substantive legal attention to the representation of the Buyer with respect to the matters discussed herein, without undertaking any special investigation and without searching or reviewing public records or the files of the Buyer or its Affiliates.  We have not been retained or engaged to perform, nor have we performed, any independent review or investigation of the existence of any actions, proceedings, suits or investigations before or by any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to Buyer.

The opinions expressed herein are subject to the qualification that rights to indemnification may be limited by public policy considerations or court decisions.

We are members of the Bar of the State of Tennessee; in this connection we express no opinion as to the laws of other jurisdictions other than the Federal laws of the United States and the general corporate laws of the State of Delaware.

Based on the foregoing, we are of the opinion that:

1.	Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee.

2.
Buyer is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which operation of the Divisions requires such qualification.  Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and operate the Divisions and own or use the Assets.

3.
Buyer has the requisite corporate power to execute and deliver the Purchase Agreement and the Transaction Documents to which Buyer is a party and perform its obligations thereunder.  The execution and delivery of the Transaction Documents to which Buyer is a party have been properly authorized by all necessary corporate action on the part of Buyer.

4.
Buyer has duly authorized, executed and delivered the Purchase Agreement and the Transaction Documents to which Buyer is a party, and the Purchase Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.  This opinion is for your exclusive benefit in connection with the Purchase Agreement and the transactions contemplated thereby and may not be delivered to or relied upon by any other person, or be used or relied upon by you for any other purpose, without our prior written consent.

Very truly yours,

                         /s/ Chambliss, Bahner & Stophel, PC

14711_00/1102/MT1-1172902_1

DISCLOSURE SCHEDULES

DISCLOSURE SCHEDULES
TO
THE ASSET PURCHASE AGREEMENT
DATED AS OF AUGUST 4, 2011
BY AND BETWEEN
ASTEC INDUSTRIES, INC.
AND
BLUE TEE CORP.

These updated disclosure schedules (“Disclosure Schedules,” or, individually, a “Disclosure Schedule”) are furnished to you by Blue Tee Corp., a Delaware corporation (Seller) in accordance with the Asset Purchase Agreement (“Agreement”), dated August 4, 2011, by and between Seller and Astec Industries, Inc., a Tennessee corporation (“Buyer”).  Buyer subsequently assigned the Agreement to GEFCO, INC., a Tennessee corporation.  These Disclosure Schedules and all exhibits, attachments and schedules hereto shall be deemed a part of the Agreement.  The inclusion of any item in a certain Disclosure Schedule is intended to qualify the representations and warranties contained in Agreement and to set forth other information required by the Agreement.

Unless otherwise specifically provided, all capitalized terms in these Disclosure Schedules shall have the meaning set forth in the Agreement, and all references to “attached” or “Attachments” shall refer to Attachments attached to these Disclosure Schedules.  Any disclosure set forth on any particular Disclosure Schedule shall be treated as disclosed with respect to all other Disclosure Schedules to the extent reasonably apparent.  The inclusion of an item in a Disclosure Schedule is not evidence of the materiality of such item for purposes of the Agreement, and shall not be deemed to define further the meaning of such terms for purposes of the Agreement.  No disclosure on any Disclosure Schedule relating to a possible Breach or violation of any Contract, governmental regulation or otherwise shall be construed as an admission or indication that a Breach or violation exists or has actually occurred.

Summaries of agreements and other documents contained herein are qualified in their entirety by the actual terms and provisions of such agreements and documents.

{00175257;v5}

SCHEDULE 2.1(b)

TANGIBLE PERSONAL PROPERTY

See attached pdf file.

{00175257;v5}

SCHEDULE 2.1(j)

CLAIMS OF SELLER AGAINST THIRD PARTIES

Routine warranty claims against suppliers in the ordinary course of business.

{00175257;v5}

SCHEDULE 2.2(b)

EXCLUDED DEPOSITS, PREPAID EXPENSES, CLAIMS FOR REFUNDS AND RIGHTS TO OFFSET

Seller retains all rights to prepaid insurance (non-transferable).

{00175257;v5}

SCHEDULE 2.2(d)

EXCLUDED SELLER CONTRACTS

1.	All Employee Plans described in Schedule 3.15(a).
2.	Contracts for insurance listed on Schedule 3.20(a).
3.
Union Agreement between the George E. Failing Company and The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (A.F.L.-C.I.O., C.I.C.) on behalf of Local Union 4800, dated November 19, 2008.

4.	Letters of Credit listed on Schedule 2.4(a)(vi).
5.	Letter Agreement between Seller and Aaron Harmon, dated as of January 5, 2011.

{00175257;v5}

SCHEDULE 2.2(f)

EXCLUDED INVENTORY IDENTIFIED BY BUYER AND USED TRAILERS

See attached pdf file.

{00175257;v5}

SCHEDULE 2.2(g)

EXCLUDED A/R

1. Cascade Drilling account receivable balance of $57,000, as further described below:

Cascade Drilling – Superior Court of Washington, King County #09-2-35097 SEA

This litigation arose from a collection claim filed by Gefco in the United States District Court for the Western District of Washington to recover the cost of replacement parts for Power Take Off unit (PTOs) used in rigs sold to a customer based in Seattle, Washington – Cascade Drilling.  Cascade counter-claimed asserting, among other things, claims based on product liability, breach of contract and warranties allegedly arising out of the defective design and manufacture and sale of PTO components.  The counter claim does not specify an amount of damages, but claims losses due to business interruption, lost anticipated profits on specific drilling contracts, and the cost of repairs.

Gefco has denied all of the counter-claims and has filed a third-party claim for indemnification against Hub City, the manufacturer of the PTO.  The case is in mid-discovery.

2. China Tech account receivable balance as shown on Exhibit 2.8(a).

3. All accounts receivable related to the STECO Division’s Scrapper Container Loader.

{00175257;v5}

SCHEDULE 2.2(h)

OTHER EXCLUDED ASSETS

None.

{00175257;v5}

SCHEDULE 2.4(a)(iv)

FORMS OF WRITTEN WARRANTY AGREEMENTS

Please see attached pdf file.

{00175257;v5}

SCHEDULE 2.4(a)(vi)

OTHER ASSUMED LIABILITIES

None.

{00175257;v5}

SCHEDULE 2.4(b)(xviii)

OTHER RETAINED SELLER LIABILITIES

1.	Employee-related benefits including payroll, bonuses and taxes through Closing.
2.	Letters of credit listed in the Attachment (subject to Section 5.1(c) of the Agreement).
3.	Seller’s obligation to pay commissions in connection with China Tech A/R.
4.
Coastal Recycling Services sent a letter to Steco dated September 12, 2011 regarding an alleged failure by Steco to deliver trailers on a timely basis and requesting a reduction in the purchase price of such trailers.  Seller retains and Buyer does not assume any  liability arising from any claim made by Coastal Recycling Services for breach of contract or otherwise related to this matter, including without limitation, any claim for lost profits or consequential damages.  Seller shall also be responsible for any expenses and professional fees incurred in connection with the defense of any such claim, whether incurred by Seller or Buyer.  If Buyer is required to take a discount upon the sale of such trailers, Seller shall reimburse Buyer for the amount of the discount.

5.
Seller shall retain all obligations, liability and responsibility to ODGCL and its affiliates, including without limitation, in connection with the Memorandum of Understanding between Seller and ODCL.  Without limiting the foregoing, Seller shall retain all liability and responsibility related to any warranty claim made by ODGCL or warranty work that must be performed for ODGCL.  Buyer does not assume any liability, contract claim or warranty responsibility with respect to this customer, but would complete any warranty service on a contract basis, if any is needed.

{00175257;v5}

SCHEDULE 3.1(a)

INCORPORATION AND FOREIGN QUALIFICATIONS

State of incorporation:  Delaware
Qualifications:
Arkansas
Arizona
California
Colorado
Florida

Illinois
Indiana
Iowa
Kansas
Louisiana
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri

Nebraska
New Jersey
New York
Nevada Ohio
Oklahoma
Oregon Pennsylvania

Tennessee
Texas
Utah
Washington
West Virginia
Wyoming

{00175257;v5}

SCHEDULE 3.1(b)

SELLER’S GOVERNING DOCUMENTS

Please see attached pdf file.

{00175257;v5}

SCHEDULE 3.2(b)

NO CONFLICT

Certain Seller Contracts, as identified on Schedule 3.2(c), require consent for assignment.

{00175257;v5}

SCHEDULE 3.2(c)

REQUIRED CONSENTS

1.	Commercial Services Agreement between Gefco and CoxCom, Inc., dated as of April 21, 2011.
2.	Gas Sales Agreement No. G.S. 7398 (originally numbered 2566) between GEFC/STECO and Clearwater Enterprises, L.L.C., dated as of October 1, 2007, as amended October 1, 2010 and November 1, 2010.
3.	Bulk Product Agreement between Air Liquide Industrial U.S. LP and STECO Trailers, dated as of November 18, 2010.
4.	Lease between Gefco and Pitney Bowes, dated as of May 14, 2004, amended as of August 27, 2008.
5.	Equipment Lease Agreement between Blue Tee Corp DBA Gefco and Doosan Global Finance, dated as of January 1, 2008 (currently expired, renting month to month).
6.	Equipment Lease Agreement between Blue Tee Corp and Doosan Global Finance, dated as of May 22, 2009.
7.	Equipment Lease Agreement between Blue Tee Corp. and Doosan Global Finance, dated as of August 15, 2008 (will terminate August 15, 2011).
8.	Equipment Lease Contract between Blue Tee Corp. DBA STECO and Marlin Leasing, dated as of August 6, 2007.
9.	Master Agreement between George E. Failing Company and WorkWise, Inc., dated as of October 1, 2010.
10.	Master Lease Agreement between Blue Tee Corp DBA Steco and Westquip, Inc., dated as of March 23, 2010, assigned to Toyota Motor Credit Corporation.
11.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedule Series D-7 (September 11, 2007).
12.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedules Series F (November 29, 2005).

{00175257;v5}

SCHEDULE 3.5

SUFFICIENCY OF ASSETS

1. Excluded Assets as defined in this Agreement.
2. See Schedule 3.12 regarding Fastek LLC’s patent infringement claim regarding Steco’s Scrapper Container Loader.
3. Assets being transferred include assets relating to the former Pumpstar business conducted by Seller.  This business has not been functioning for the past several years and Seller makes no representations or warranties about those assets or the Pumpstar business.
1.

{00175257;v5}

SCHEDULE 3.6

DESCRIPTION OF OWNED REAL PROPERTY

Please see attached pdf file.

{00175257;v5}

SCHEDULE 3.7

DESCRIPTION OF LEASED REAL PROPERTY

None.

{00175257;v5}

SCHEDULE 3.8(a)

REAL ESTATE ENCUMBRANCES AND PERMITTED REAL ESTATE ENCUMBRANCES

1.  Please see attached – to be released at or prior to Closing.

2.  UCC Fixture filing in favor of GMAC Commercial Credit LLC, filed at Book 1511, Page 45 – aged out and no longer enforceable.

{00175257;v5}

SCHEDULE 3.8(b)

NON-REAL ESTATE ENCUMBRANCES AND PERMITTED NON-REAL ESTATE ENCUMBRANCES

Non-Real Estate Encumbrances/Permitted Non-Real Estate Encumbrances:

DE

1.	Financing Statement 5361217 in favor of LaSalle Bank National Association, as Agent.*
2.	Financing Statement 73449773 in favor of LaSalle National Leasing Corporation.
3.	Financing Statement 01094212 in favor of Toyota Motor Credit Corporation.
4.	Financing Statement 11645624 in favor of Air Liquide Industrial US LP.
5.	Financing Statement 83119391 in favor of Doosan Global Finance.

*Partial release at or prior to Closing

OK

1.  Financing Statement 200702189052800 in favor of Toyota Motor Credit Corporation.*

2.  Financing Statement 200602178896300 in favor of Lincoln Electric Company.*

*Released prior to Closing.

{00175257;v5}

SCHEDULE 3.9(b)

TANGIBLE PERSONAL PROPERTY NOT IN POSSESSION OF SELLER

Seller has taken possession of Demo Scrapper Loader Serial No. 5EWES352281254574 previously located at Grossman Iron and Steel, 5 North Market Street, St. Louis, MO 63102, as indicated in Attachment.  Seller to retain as an Excluded Asset.

{00175257;v5}

SCHEDULE 3.10

ACCOUNTS RECEIVABLE

Please see attached pdf file.

{00175257;v5}

SCHEDULE 3.11

INVENTORIES

1.
Two drilling rigs and associated equipment and spare parts for the United States Army Corps. of Engineers (USACE) destined for the Egyptian Armament, Cairo, Egypt (Model SS-22-SD, Serial Nos. 907887 and 907888) (listed on Attachment B to Schedule 3.19(a); these rigs had been completed but not been picked up as of August 4, 2011, and have since been paid for and picked up by the customer.

2.	All inventory associated with Seller’s final assembly of Atlas Copco drilling units is the property of Atlas Copco; Seller provides labor and overheads in conversion and final assembly.

{00175257;v5}

SCHEDULE 3.12

OTHER LIABILITIES

Existing Litigation:

1. Cascade Drilling – Superior Court of Washington, King County #09-2-35097 SEA

This litigation arose from a collection claim filed by Gefco in the United States District Court for the Western District of Washington to recover the cost of replacement parts for Power Take Off unit (PTOs) used in rigs sold to a customer based in Seattle, Washington – Cascade Drilling.  Cascade counter-claimed asserting, among other things, claims based on product liability, breach of contract and warranties allegedly arising out of the defective design and manufacture and sale of PTO components.  The counter claim does not specify an amount of damages, but claims losses due to business interruption, lost anticipated profits on specific drilling contracts, and the cost of repairs.

Gefco has denied all of the counter-claims and has filed a third-party claim for indemnification against Hub City, the manufacturer of the PTO.  The case is in mid-discovery.

2.  Fastek, LLC – United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB)

Fastek initiated  this claim against Steco in an action in May 2010 in the United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB), alleging that it was the sole owner of two patents that were being infringed upon by Steco’s Scrapper Container Loader.  Damage claims are currently unspecified.  Scrapper is a trademark of Steco, whose Scrapper Container Loader is patented.  This cases is currently in claims construction and discovery.

3.  Mason Vaughn vs. Blue Tee Corp. dba George E. Failing Co. –United States District Court, Western District of Oklahoma, Case No. CIV-10-1069-L.

This is an EEOC employment discrimination action, currently completing discovery trail expected 3rd quarter 2011.

Possible Future Litigation:

1.  Hawaiian drilling contractor Richard Lopes (Relo Construction) purchased a 13-year-old rig at auction, and stored it for an additional four years.  When he attempted to start the rig up for the first time out of storage, he alleges a hose blew and started a fire, resulting in a total loss.  Contractor is claiming Gefco failed to recall a faulty design.  Contractor has apparently filed a self-prepared complaint with the Hawaiian court several months ago, but neither Seller nor the Divisions have been served with anything.

2.  Letter dated September 12, 2011 received by Steco from Coastal Recycling Services stating that Steco failed to deliver Steco trailers under invoices #7082011 and #7082012 on a timely basis and requesting a reduction of the contract price.  Steco is in discussions with Coastal Recycling Services, attempting to resolve this issue.

{00175257;v5}

SCHEDULE 3.13(a)

CONTESTED TAXES

None.

{00175257;v5}

SCHEDULE 3.15(a)

EMPLOYEE PLANS

Please see attached pdf file.

{00175257;v5}

SCHEDULE 3.16(a)

COMPLIANCE

None.

{00175257;v5}

SCHEDULE 3.16(b)

GOVERNMENTAL AUTHORIZATIONS

GEFCO:

1.	Oklahoma New Dealer D-3433 Certificate of License #623.
2.	Oklahoma Used Dealer UD-2293-11.
3.	Oklahoma New Motor Vehicle Manufacturer Certificate of License #60
4.	Oklahoma Manufacturer Sales Tax/Exemption Permit #041345 (in Seller’s name).
5.	IFTA Permit 13-2925766 F (Seller is owner).
6.	Applicability Determination No. 82-014-AD (M-1) (exemption from Air Quality permit).

STECO:

1.	Oklahoma New & Used Commercial Trailer Dealer #D-9019 (Blue Tee Corp as owner with Steco Trailer trade name)
2.	Oklahoma Manufacturer Sales Tax/Exemption Permit #041345 (Steco, a division of Blue Tee Corp).
3.	FET 13-2925766 (Blue Tee Corp).
4.	Form 637 Exemption Registration #13-923027 Q-C-W (Blue Tee Corp.)
5.	Permit No. 2001-198-O (to operate air pollution control facility).
6.	August 17, 2011 letter from the City of Enid authorizing Black Beauty disposal.

{00175257;v5}

SCHEDULE 3.17(a)

PROCEEDINGS

Existing Litigation:

1. Cascade Drilling – Superior Court of Washington, King County #09-2-35097 SEA

This litigation arose from a collection claim filed by Gefco in the United States District Court for the Western District of Washington to recover the cost of replacement parts for Power Take Off unit (PTOs) used in rigs sold to a customer based in Seattle, Washington – Cascade Drilling.  Cascade counter-claimed asserting, among other things, claims based on product liability, breach of contract and warranties allegedly arising out of the defective design and manufacture and sale of PTO components.  The counter claim does not specify an amount of damages, but claims losses due to business interruption, lost anticipated profits on specific drilling contracts, and the cost of repairs.

Gefco has denied all of the counter-claims and has filed a third-party claim for indemnification against Hub City, the manufacturer of the PTO.  The case is in mid-discovery.

2.  Fastek, LLC – United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB)

Fastek initiated  this claim against Steco in an action in May 2010 in the United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB), alleging that it was the sole owner of two patents that were being infringed upon by Steco’s Scrapper Container Loader.  Damage claims are currently unspecified.  Scrapper is a trademark of Steco, whose Scrapper Container Loader is patented.  This cases is currently in claims construction and discovery.

3.  Mason Vaughn vs. Blue Tee Corp. dba George E. Failing Co. – United States District Court, Western District of Oklahoma, Case No. CIV-10-1069-L.

This is an EEOC employment discrimination action, currently completing discovery trail expected 3rd quarter 2011.

Possible Future Litigation:

1.  Hawaiian drilling contractor Richard Lopes (Relo Construction) purchased a 13-year-old rig at auction, and stored it for an additional four years.  When he attempted to start the rig up for the first time out of storage, he alleges a hose blew and started a fire, resulting in a total loss.  Contractor is claiming Gefco failed to recall a faulty design.  Contractor has apparently filed a self-prepared complaint with the Hawaiian court several months ago, but neither Seller nor the Divisions have been served with anything.

2.  Letter dated September 12, 2011 received by Steco from Coastal Recycling Services stating that Steco failed to deliver Steco trailers under invoices #7082011 and #7082012 on a timely basis and requesting a reduction of the contract price.  Steco is in discussions with Coastal Recycling Services, attempting to resolve this issue.

{00175257;v5}

SCHEDULE 3.17(b)

ORDERS

None.

{00175257;v5}

SCHEDULE 3.18

ABSENCE OF CERTAIN CHANGES AND EVENTS

Seller has transferred certain Buyer-identified inventory and the STECO Used Trailers, to be retained by Seller and as described in Schedule 2.2(g), out of the Divisions.  Seller has taken possession of Demo Scrapper Loader Serial No. 5EWES352281254574 previously located at Grossman Iron and Steel, 5 North Market Street, St. Louis, MO 63102, as indicated in Attachment.  Seller to retain as an Excluded Asset.

{00175257;v5}

SCHEDULE 3.19(a)

SELLER CONTRACTS

1.	Marketing Consultancy Agreement between George E. Failing Company and Greenray International Limited, dated as of May 11, 2011.
2.	Representation Agreement between Steco and Top Lift Ent. Inc., dated as of December 17, 2009.
3.	Contracts for insurance listed on Schedule 3.20(a).*
4.	Contracts for Employee Plans listed on Schedule 3.15(a).*
5.
Union Agreement between the George E. Failing Company and The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (A.F.L.-C.I.O., C.I.C.) on behalf of Local Union 4800, dated November 19, 2008.*

6.	Agreements or arrangements with GEFCO international agents and representatives, as listed on Attachment A to this Schedule 3.19(a).
7.	Bulk Product Agreement between Air Liquide Industrial U.S. LP and STECO Trailers, dated as of November 18, 2010.
8.	Standard Uniform Rental Service Agreement between Gefco and Cintas, dated as of January 1, 2009.
9.	Letters of Credit listed on Schedule 2.4(a)(vi).*
13.	Commercial Services Agreement between Gefco and CoxCom, Inc., dated as of April 21, 2011
10.	Gas Sales Agreement No. G.S. 7398 (originally numbered 2566) between GEFC/STECO and Clearwater Enterprises, L.L.C., dated as of October 1, 2007, as amended October 1, 2010 and November 1, 2010.
11.
Purchase Order No. 050-10, dated July 1, 2010, and related Technical Specifications Ref. 100-10-AK, of Gefco to North African Geophysical Exploration Company (currently in possession of shipper in Houston due to restrictions on shipping to purchaser (Libya); Seller has received almost the full purchase price plus shipping, which in effect covers the full purchase price, and has requested a license from OFAC to complete the pre-sanctions transaction, but has not received a response).

12.	Lease between Gefco and Pitney Bowes, dated as of May 14, 2004, amended as of August 27, 2008.
13.	Lease between Blue Tee Corp. and Xerox, dated as of December 14, 2009.
14.	Equipment Lease Agreement between Blue Tee Corp DBA Gefco and Doosan Global Finance, dated as of January 1, 2008 (currently expired, renting month to month).
15.	Equipment Lease Agreement between Blue Tee Corp and Doosan Global Finance, dated as of May 22, 2009.
16.	Equipment Lease Agreement between Blue Tee Corp. and Doosan Global Finance, dated as of August 15, 2008 (will terminate August 15, 2011).
17.	Equipment Lease Contract between Blue Tee Corp. DBA STECO and Marlin Leasing, dated as of August 6, 2007.
18.	Master Agreement between George E. Failing Company and WorkWise, Inc., dated as of October 1, 2010.
19.	Master Lease Agreement between Blue Tee Corp DBA Steco and Westquip, Inc., dated as of March 23, 2010, assigned to Toyota Motor Credit Corporation.
20.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedule Series D-7 (September 11, 2007).
21.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedules Series F (November 29, 2005).
22.	Purchase orders and customer orders as shown on Attachment B.
23.	Letter Agreement between Seller and Aaron Harmon dated as of January 5, 2011.*
24.	Agreement regarding advertising space between George E. Failing Co. and Keleher Outdoor Advertising, Inc., dated as of July 12, 2010.
25.	Microsoft License Statement (calculation date July 21, 2011) ($10,600/year payment).
26.
Oil and Gas Lease between George E. Failing Company and L.O. Ward, dated as of December 14, 1965,  together with Gas Division Order from George E. Failing Company to L.O. Ward, issued May 8, 1989 and effective June 1, 1988.

27.
Division Order Contract from George E. Failing Company to Blue Tee Corp. (for Sunoco Partners Marketing & Terminals, L.P. and Lorentz Oil & Gas LLC), dated as of May 3, 2010 and effective February 1, 2008.

*  Not being assigned to Buyer.

{00175257;v5}

SCHEDULE 3.19(b)

DEFAULTS/ASSIGNABILITY/COMPLIANCE

Contracts Requiring Consent for Assignment

1.	Commercial Services Agreement between Gefco and CoxCom, Inc., dated as of April 21, 2011
2.	Gas Sales Agreement No. G.S. 7398 (originally numbered 2566) between GEFC/STECO and Clearwater Enterprises, L.L.C., dated as of October 1, 2007, as amended October 1, 2010 and November 1, 2010.
3.	Bulk Product Agreement between Air Liquide Industrial U.S. LP and STECO Trailers, dated as of November 18, 2010.
4.	Lease between Gefco and Pitney Bowes, dated as of May 14, 2004, amended as of August 27, 2008.
5.	Lease between Blue Tee Corp. and Xerox, dated as of December 14, 2009.
6.	Equipment Lease Agreement between Blue Tee Corp DBA Gefco and Doosan Global Finance, dated as of January 1, 2008 (currently expired, renting month to month).
7.	Equipment Lease Agreement between Blue Tee Corp and Doosan Global Finance, dated as of May 22, 2009.
8.	Equipment Lease Agreement between Blue Tee Corp. and Doosan Global Finance, dated as of August 15, 2008 (will terminate August 15, 2011).
9.	Equipment Lease Contract between Blue Tee Corp. DBA STECO and Marlin Leasing, dated as of August 6, 2007.
10.	Master Agreement between George E. Failing Company and WorkWise, Inc., dated as of October 1, 2010.
11.	Master Lease Agreement between Blue Tee Corp DBA Steco and Westquip, Inc., dated as of March 23, 2010, assigned to Toyota Motor Credit Corporation.
12.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedule Series D-7 (September 11, 2007).
13.	Master Lease Agreement between Blue Tee Corp. and LaSalle National Leasing Corporation, dated as of June 26, 2001 – Equipment Schedules Series F (November 29, 2005).

Compliance of Counterparties

Three rigs (Models SS-1100, Serial Nos. 907868 and 907869, and Model No. 185K, Serial No. 907836) for which an order was taken and $500,000 deposit accepted from customer Highlands, as listed on Attachment B to Schedule 3.19(a), are subject to a customer-requested delivery delay based  on (as stated by the customer to Seller) a drop-off in the customer’s business.

Compliance of Seller

Letter dated September 12, 2011 received by Steco from Coastal Recycling Services stating that Steco failed to deliver Steco trailers under invoices #7082011 and #7082012 on a timely basis and requesting a reduction of the contract price.  Steco is in discussions with Coastal Recycling Services, attempting to resolve this issue.

{00175257;v5}

SCHEDULE 3.20(a)

INSURANCE

Please see attached pdf file.

{00175257;v5}

SCHEDULE 3.20(b)

LOSS EXPERIENCE

Schedule has been omitted.  The Registrant agrees to furnish a supplementally copy to the Securities and Exchange Commission upon request.

{00175257;v5}

SCHEDULE 3.21

ENVIRONMENTAL MATTERS

Case involving neighboring property, Larry’s Conoco at 2231 S. Van Buren, was closed by the Oklahoma Corporation Commission’s Petroleum Storage Tank Division, by letter dated September 24, 2010 (attached).

Buyer commissioned Terracon Consultants, Inc. (“Terracon”) to conduct a Phase I Environmental Site Assessment of the Facility (“Phase I”).  Terracon prepared a written report at the conclusion of its Phase I work, dated August 10, 2011 (the “Phase I Report”).  Reference is made to the Phase I Report for inclusion herein.

{00175257;v5}

SCHEDULE 3.22

EMPLOYEE INFORMATION

Schedule has been omitted.  The Registrant agrees to furnish a supplementally copy to the Securities and Exchange Commission upon request.

{00175257;v5}

SCHEDULE 3.23(b)

EMPLOYMENT DISCLOSURES

Seller is party to a Union Agreement between the George E. Failing Company and The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (A.F.L.-C.I.O., C.I.C.) on behalf of Local Union 4800, dated November 19, 2008.

A Grievance Report  (Grievance Number C-36) was filed by Local Union 4800 on September 22, 2011, charging a violation of certain provisions of the CBA.

{00175257;v5}

SCHEDULE 3.24(b)

INTELLECTUAL PROPERTY CONTRACTS/ROYALTIES

Gefco receives royalties from the following parties:

1.	Veenker Resources.
2.	Sunoco Partners Marketing & Terminals, L.P.
3.	Lorentz Oil and Gas LLC

Lorentz Oil and Gas LLC operates the Dickman well located on property adjacent to the Real Property and pays for the oil and gas produced from this well, and Veenker Resources operates the Mitchell #3 well located on property adjacent to the Real Property and pays for the gas produced from this well, while Sunoco pays for the oil products from this well.  See Schedule 3.19(a), Items 26 and 27.

{00175257;v5}

SCHEDULE 3.24(c)

SUFFICIENCY OF INTELLECTUAL PROPERTY ASSETS

1.	Fastek, LLC – United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB)

Fastek initiated  this claim against Steco in an action in May 2010 in the United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB), alleging that it was the sole owner of two patents that were being infringed upon by Steco’s Scrapper Container Loader.  Damage claims are currently unspecified.  Scrapper is a trademark of Steco, whose Scrapper Container Loader is patented.  This case is currently in claims construction and discovery.  As a result of this litigation, Seller makes no representation or warranty regarding Intellectual Property relating to Steco’s Scrapper Container Loader, including the validity or enforceability of the Patent or with respect to infringement.

* * *

2.	Note that, as provided in Section 2.10 of the Agreement, Seller makes no representations or warranties regarding any assets relating to the Pumpstar business.

3.	Super Cube Intent to Use Trademark Registration Application (Serial #77/319,215) abandoned due to trademark examining attorney’s descriptive refusal; no use of mark.

{00175257;v5}

SCHEDULE 3.24(d)

PATENTS

Patents:

Please see attached pdf file for list of patents.

Infringement/Challenge:

Fastek, LLC – United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB)

Fastek initiated  this claim against Steco in an action in May 2010 in the United States District Court, Southern District of California Case #10-CV-0972 MMA (CAB), alleging that it was the sole owner of two patents that were being infringed upon by Steco’s Scrapper Container Loader.  Damage claims are currently unspecified.  Scrapper is a trademark of Steco, whose Scrapper Container Loader is patented.  This case is currently in claims construction and discovery. As a result of this litigation, Seller makes no representation or warranty regarding Intellectual Property relating to Steco’s Scrapper Container Loader, including the validity or enforceability of the Patent or with respect to infringement.

{00175257;v5}

SCHEDULE 3.24(e)

TRADEMARKS

Please see attached pdf file for list of Trademarks.

* * *

Note that, as provided in Section 2.10 of the Agreement, Seller makes no representations or warranties regarding any assets relating to the Pumpstar business.

{00175257;v5}

SCHEDULE 3.24(f)

COPYRIGHTS

None.

{00175257;v5}

SCHEDULE 3.24(h)

NET NAMES

www.gefco.com
www.kingoiltools.com
www.stecotrailer.com
www.stecoinc.com

See attached pdf file for details.

{00175257;v5}

SCHEDULE 3.25

BROKERS OR FINDERS

Seller’s broker:  Industrial Investments, Inc.